Exhibit 2.1

Certain identified information has been omitted from this exhibit because it is both (i) not material and (ii) information that the Registrant treats as private or confidential. Such information has been noted in this document with a placeholder identified by the mark "[****]".

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

MIAMI INTERNATIONAL HOLDINGS, INC.,

DORMAN TRADING, LLC,

DENNIS D. DORMAN

and

DORMAN TRADING COMPANY I, INC.

Dated as of September 30, 2022

TABLE OF CONTENTS

- i -

- ii -

- iii -

Annexes

Annex I – Employment Agreement Persons

Annex II – Transaction Beneficiary Joinder Persons

Exhibits

Exhibit A – Reference Statement

Exhibit B – Form of Registration Rights Agreement

Schedules

Disclosure Schedules

Purchaser Disclosure Schedules

Schedules

- iv -

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated as of September 30, 2022 (this “Agreement”), is entered by and among Miami International Holdings, Inc., a Delaware corporation (the “Purchaser”), Dorman Trading, LLC, an Illinois limited liability company (the “Company”), Dennis D. Dorman and Dorman Trading Company I, Inc., an Illinois corporation (each, a “Seller,” and collectively, the “Sellers”).

WHEREAS, Dennis D. Dorman is the sole record and beneficial owner of 70% Class A Units of the Company and Dorman Trading Company I, Inc. is the sole record and beneficial owner of 30% Class A Units of the Company, which, collectively, represent 100% of the issued and outstanding equity interests of the Company (the “Interests”);

WHEREAS, the Purchaser desires to purchase the Interests from the Sellers, and the Sellers desire to sell the Interests to the Purchaser, in each case, in accordance with the terms and subject to the conditions set forth herein;

WHEREAS, the Purchaser or an Affiliate thereof and each of David Dorman, Daniel Dorman and Robert Sheeren has entered into an employment agreement that becomes effective immediately upon the Closing (collectively, the “Employment Agreements”);

WHEREAS, the Purchaser or an Affiliate thereof and Dennis Dorman have entered into a consulting agreement that becomes effective immediately upon the Closing (the “Consulting Agreement”); and

WHEREAS, each of the Persons listed on Annex II attached hereto has entered into and delivered a transaction beneficiary joinder for the benefit of Purchaser that become effective immediately upon the Closing (the “Joinder Agreements”).

NOW, THEREFORE, in consideration of the mutual promises herein made and in consideration of the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each party hereto, intending to be legally bound, hereby agrees as follows:

Article I
DEFINITIONS

Section 1.1            Certain Definitions. In addition to the terms defined elsewhere in this Agreement, as used herein, the following terms shall have the following respective meanings:

“Adjustment Escrow Amount” means an amount in cash equal to $500,000.

“Affiliate” means, with respect to any Person, any (a) officer or director of such Person, (b) spouse, parent, sibling or descendant (including adopted or stepchildren) of such Person (or a spouse, parent, sibling or descendant (including adopted or stepchildren) of any director or officer of such Person) and (c) any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The terms “control” and “controlled” include the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Consideration” means an amount equal to (a) the Final Cash Purchase Price, plus (b) the portion of the Escrow Amount that is released to the Sellers in accordance with the terms of this Agreement, plus (c) the portion of the Equity Consideration that is issued to the Sellers in accordance with the terms of this Agreement.

“Assets” means, with respect to any Person, all of the assets, rights, interests and other properties, real, personal and mixed, tangible and intangible, owned or leased by such Person.

“Benchmark Time” means 12:01 a.m., Eastern time, on the Closing Date. All calculations or determinations to which the Benchmark Time applies shall be calculated and determined without taking into account any actions or transactions taking place at the Closing related to the consummation of the transactions contemplated hereby, including payment of the Transaction Expenses or the repayment of Indebtedness of the Company.

“Business Day” means any day other than a Saturday, Sunday or any other day on which banking institutions in the State of New York are not open for the transaction of normal banking business.

“Cash” means, with respect to the Company, determined in accordance with GAAP, all cash and cash equivalents on hand or in bank accounts; provided, that to the extent not taken into account in the foregoing determination, the amount of Cash as of any date shall be (a) net of bank overdrafts, (b) adjusted for deposits in transit and outstanding checks and (c) reduced by cash or cash equivalents that are not freely and immediately useable by the Company as of the Closing (such as security deposits and amounts held as collateral).

“CFTC” means the U.S. Commodity Futures Trading Commission.

“Change in Control Payment” means any transaction, retention, change in control or similar bonuses, severance payments and other Company Service Provider-related change in control payments payable by the Company as of or after the Closing Date (including the employer portion of any withholding, payroll, employment or similar Taxes, if any, associated therewith) as a result of, or in connection with, the consummation of the transactions contemplated by this Agreement.

“Closing Indebtedness” means the Indebtedness of the Company as of the Benchmark Time.

“Closing Net Working Capital” means the Net Working Capital of the Company as of the Benchmark Time.

“Closing Transaction Expenses” means Transaction Expenses of the Company as of the Benchmark Time.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company Service Provider” means each individual who is a current or former director, officer, employee, independent contractor or other service provider of the Company.

“Competitive Activities” means any and all business activities similar to or competitive with the business activities in which the Company has engaged during the twelve (12) months prior to the Closing Date or is engaged (or has taken substantial steps to engage including but not limited to the Company’s plans to engage in activities as a futures commission merchant with respect to the cryptocurrency futures market) as of the Closing Date including but not limited to the Company’s activities during such period as a CFTC-regulated futures commission merchant.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of February 7, 2022, by and between the Purchaser and the Company.

“Contracts” means any and all written and unwritten agreements, contracts, deeds, arrangements, purchase orders, and other instruments and interests therein, and all amendments thereof.

“COVID-19 Law” means the CARES Act, the Families First Coronavirus Response Act of 2020, the Paycheck Protection Program Flexibility Act of 2020 or any other Law (including administrative guidance) intended to address the consequences of COVID-19.

“Data Protection Laws” means all applicable Laws pertaining to data protection, data privacy, data security, data breach notification, and cross-border data transfer in the United States of America, the European Union or elsewhere in the world.

“Data Protection Requirements” means all applicable (i) Data Protection Laws; (ii) Privacy Policies; (iii) terms of Material Contracts relating to the Company’s collection, use, storage, disclosure, or cross-border transfer of Personal Data; and (iv) industry standards and/or codes-of-conduct to which the Company are bound which govern the collection, use, storage, disclosure, or cross-border transfer of Personal Data.

“DCM” means a CFTC designated contract market.

“Disclosure Schedule” means the disclosure schedule with respect to the representations, warranties and covenants of the Company and the Sellers contained in this Agreement delivered separately by the Sellers to the Purchaser simultaneously with the execution and delivery of this Agreement.

“Environmental and Safety Requirements” means all Laws, contractual obligations and all common law concerning public health and safety, worker health and safety, or pollution or protection of the environment and natural resources, including all those relating to the presence, use, manufacture, installation, labeling, marketing, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of or exposure of any person to any Hazardous Materials or products containing Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means each entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the Company, or that is, or was at the relevant time, a member of the same “controlled group” as the Company pursuant to Section 4001(a)(14) of ERISA.

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means that certain Escrow Agreement, dated as of the Closing Date, by and among the Purchaser, the Sellers and the Escrow Agent.

“Escrow Amount” means an amount in cash equal to the Adjustment Escrow Amount, plus the Indemnity Escrow Amount.

“First Anniversary Net Revenue” means the consolidated net revenue of the Company for the twelve months following the Closing Date, as determined in accordance with GAAP, calculated as the total amount of (x) (i) commission revenue, plus (ii) interest income earned on all customer segregated funds, plus (iii) interest income earned on house funds held by the Company immediately prior to the Closing, less (y) negative contractual allowances, bad debt, discounts, credits, rebates, or refunds, dividend income, and direct trade costs, including commission rebates, interest sharing or other incentives paid to Introducing Brokers. The calculation of “First Anniversary Net Revenue” shall not include revenue generated from any customer that is subject to any bankruptcy or similar insolvency proceeding or has become insolvent. For the avoidance of doubt, the calculation of First Anniversary Net Revenue shall not include unrealized appreciation or depreciation in securities owned, or the impact of interest earned on the Post-Closing Contribution Amount or any portion thereof.

“Final Cash Purchase Price” means an amount equal to (a) the Base Cash Purchase Price, plus (b) the amount (if any) by which the Closing Net Working Capital as finally determined pursuant to Section 2.6 exceeds the Target Net Working Capital, less (c) the amount (if any) by which the Target Net Working Capital exceeds the Closing Net Working Capital as finally determined pursuant to Section 2.6, less (d) the Closing Indebtedness as finally determined pursuant to Section 2.6, less (e) the Closing Transaction Expenses as finally determined pursuant to Section 2.6, less (g) the Escrow Amount.

“Fundamental Documents” means the documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, as in effect from time to time including any amendments thereto.

“GAAP” means United States generally accepted accounting principles, as in effect on such date.

“Governmental Entity” means any (i) federal, state, local, municipal, foreign, provincial, municipal entity or other government or (ii) governmental or quasi-governmental authority of any nature (including SRO, governmental agency, branch, department, political subdivision, regulatory, official or entity and any court or other tribunal).

“Hazardous Materials means any chemicals, materials, wastes or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “hazardous constituents,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants,” “pollutants,” or “toxic pollutants,” under, or for which liability or standards of conduct may be imposed pursuant to, any Environmental and Safety Requirement, including petroleum or petroleum by-products, asbestos or asbestos-containing materials or products, per- and polyfluoroalkyl substances, polychlorinated biphenyls (PCBs) or materials containing same, radioactive materials, lead-based paints or materials, radon, mold, or other substances that may have an adverse effect on human health or the environment.

“Indebtedness” means, as of any date of determination, with respect to the Company, (a) all principal and accrued (but unpaid) interest owing by the Company for indebtedness for borrowed money (whether recourse or nonrecourse) or in respect of loans or advances, (b) all obligations of the Company as lessee under leases required by GAAP to be recorded by the Company as capital leases, (c) the deferred purchase price of property, assets or services (excluding trade payables and accrued expenses arising in the ordinary course of business) of the Company, including any royalty or earn-out payments (assuming, in each case, for purposes of calculating “Indebtedness” that the full amount thereof is due and payable as of the date of such calculation), including all amounts payable pursuant to that certain Unwinding Agreement, dated as of September 4, 2014, by and among the Company and the parties thereto (the “Unwinding Agreement”), (d) obligations evidenced by notes, bonds, debentures or other similar instruments, (e) all obligations of the Company under exchange rate contracts or interest rate protection agreements, (f) all obligations secured by a contractual lien on any of the assets of the Company, (g) any obligation to reimburse the issuer of any note, debenture, letter of credit, surety bond, performance bond or other guarantee of contractual performance, in each case to the extent drawn or otherwise not contingent, (h) any Tax Debt, (i) any guaranty of any liability or obligation described in the immediately preceding clauses (a) through (h), (j) any payments, fines, fees, penalties or other amounts applicable to or otherwise incurred in connection with or as a result of any prepayment or early satisfaction of any obligation described in the immediately preceding clauses (a) through (i), and (k) any outstanding severance obligations and associated Liabilities, any unfunded or underfunded Liabilities pursuant to any pension or nonqualified deferred compensation plan or arrangement and any earned but unpaid compensation (including salary, bonuses and paid time off) for any period prior to the Closing, and including the aggregate amount of the employer portion of payroll Taxes associated therewith.

“Indemnity Cap” means an amount in cash equal to $3,800,000.

“Indemnity Escrow Amount” means an amount in cash equal to $3,800,000.

“Indemnity Escrow Release Date” means the date that is twelve (12) months following the Closing Date.

“Intellectual Property” means all: (a) patents, patent applications, statutory invention registrations, registered designs and similar or equivalent rights in inventions and designs, and all rights therein provided by international treaties and conventions, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, renewals, substitutions and extensions (including any supplemental protection certificate) (collectively, “Patents”); (b) trademarks, trade dress, trade names, brand names, corporate names, service marks, certification marks, designs, logos, slogans and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application (collectively, “Marks”); (c) registered and unregistered copyrights, works of authorship (including rights in Software as a work of authorship), copyrightable works (published or unpublished) and all applications and registrations therefor (collectively, “Copyrights”); (d) rights associated with domain names, uniform resource locators, Internet Protocol addresses, social media handles and other names, identifiers, and locators associated with Internet addresses, sites and services; (e) computer programs (whether in source code, object code, human readable form or other form), code (including software implementations of algorithms, models and methodologies), applications, application programming interfaces, firmware, software development kits, library functions, operating systems and virtualization environments, user interfaces, diagnostic tools, compilers and version control systems (collectively, “Software”); (f) trade secrets, know-how and industrial secret rights, rights in confidential information (including technical information, inventions and invention disclosures (whether or not patented or patentable and whether or not reduced to practice), data (including user data, whether in identifiable or anonymized form), databases, data collections, designs, processes, testing procedures, testing results and business, financial, sales and marketing plans) and other proprietary intellectual property rights in any jurisdiction with respect to the foregoing (“Trade Secrets”); (g) moral rights, economic rights, database rights, design rights, industrial property rights, publicity rights, and privacy rights; and (h) other similar or equivalent intellectual property rights anywhere in the world.

“Interfering Activities” means (i) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Person who is employed by, an agent of, or a service provider to, the Purchaser or any of its Subsidiaries (including, following the Closing, the Company) to terminate (or, in the case of an agent or service provider, terminate or reduce) such Person’s employment, agency or service, as the case may be, with the Purchaser or any of its Subsidiaries (including, following the Closing, the Company); provided, that the foregoing shall not be violated by general advertising not targeted at employees of the Purchaser or any of its Subsidiaries (including, following the Closing, the Company); (ii) hiring any Person who was employed by, an agent of, or a service provider to, the Purchaser or any of its Subsidiaries (including, following the Closing, the Company), within the twelve (12) month period prior to the date of such hiring; or (iii) encouraging, soliciting or inducing, or in any manner attempting to encourage, solicit or induce, any customer, supplier, licensee or other business relation (or any direct or indirect Subsidiary of any such customer, supplier, licensee or other business relation) of the Purchaser or any of its Subsidiaries (including, following the Closing, the Company) to cease doing business with or reduce the amount of business conducted with (including by providing similar services or products to any such Person) the Purchaser or any of its Subsidiaries (including, following the Closing, the Company), or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Purchaser or any of its Subsidiaries (including, following the Closing, the Company.

“IRS” means the Internal Revenue Service.

“IT Assets” means all computers (including servers, workstations, desktops, laptops and handheld devices), Software, hardware, networks, firmware, middleware, routers, hubs, switches, data communications lines, data storage devices, data centers, operating systems and other information technology equipment and other information technology hardware and infrastructure, including any “Infrastructure-as-a-Service” or other hybrid cloud services owned, controlled or used by the Company, including to provide any products or services.

“Knowledge” means, as to any Person, all facts of which such Person shall have actual notice or actual, conscious knowledge following reasonable inquiry; provided, that the phrase “Knowledge of the Sellers” shall include the Knowledge of Dennis Dorman, David Dorman, Daniel Dorman and Robert Sheeren.

“Law” any federal, state, county, city, municipal, foreign, or other governmental statute, law, rule, regulation, ordinance, order, code, treaty or requirement (including pursuant to any settlement agreement or consent decree) and any Permit granted under any of the foregoing, or any requirement under the common Law, or any other pronouncement having the effect of Law of any Governmental Entity.

“Liability” means any liability or obligation or any nature whatsoever, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

“Licensed Intellectual Property” means all Intellectual Property owned by a third Person and non-exclusively licensed to the Company.

“Lien” means any lien (statutory or otherwise), claim, security interest, pledge, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sale or title retention agreement (including any lease in the nature thereof), charge, encumbrance, easement, right-of-way, encroachment, reservation, restriction, cloud, right of first refusal or first offer, option, or other similar arrangement or rights of third parties.

“Life Insurance Premium Amount” means the amount equal to sum of:

(A) (i) the premium and other fees paid by the Company in respect of the Dorman Life Insurance Policy having policy number [****] in fiscal year 2022, multiplied by (ii) the fraction resulting (a) from number of days from the Closing Date to May 15, 2023, divided by (b) 360; plus

(B) (i) the premium and other fees paid by the Company in respect of the Dorman Life Insurance Policy having policy number [****] in fiscal year 2022, multiplied by (ii) the fraction resulting (a) from number of days from the Closing Date to May 14, 2023, divided by (b) 360.

“Loss” means any loss (including lost profits or revenues and diminution in value to the extent (i) payable to a third party or (ii) reasonably foreseeable), Liability, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or expense, whether or not arising out of any claims by or on behalf of any third party, including interest, penalties, reasonable attorneys’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing.

“Material Adverse Effect” means any condition, change, development, effect or event, that individually or in the aggregate, has had, or is reasonably expected to have, a material adverse effect on (i) the Assets, Liabilities, business, operating results, condition (financial or otherwise), or customer, supplier or employee relations of the Company, or (ii) the ability of the Sellers or the Company to timely consummate the transactions contemplated hereby; provided, however, that for purposes of clause (i) hereof, a “Material Adverse Effect” shall not include any condition, change, development, occurrence, effect or event, arising from or relating to (a) changes to the credit, financial or capital markets or the economy in general, including changes in interest or exchange rates; (b) regulatory, legislative or political conditions; (c) changes in applicable Law or other binding directives issues by any Governmental Entity; (d) changes in GAAP after the date hereof; (e) any change that is generally applicable to the industries or markets in which the Company operates; (f) man-made or natural disaster or any acts of God or any act of terrorism, armed hostilities, sabotage, military action or war (whether or not declared) or any national or international calamity or crisis; (g) any public health crisis, epidemic, pandemic or disease outbreak (including COVID-19), or any Law, pronouncement, guideline or restrictions (or any changes thereto) issued by a Governmental Entity related thereto; (h) any action or inaction by Sellers, the Company or any of their respective Affiliates, which action or inaction is expressly required by this Agreement or any of the Transaction Documents or is specifically and expressly consented to by Purchaser in writing; (i) any failure of the Company to meet any internal or external projection, estimate, budget, prediction, plan, milestone or forecast (it being understood that the underlying facts giving rise or contributing to such failure described in this clause (i) may be taken into account in determining whether there has been a Material Adverse Effect if such facts are not otherwise excluded under this definition); (j) any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Entity or (k) the public announcement of the transactions contemplated by this Agreement; provided, further, that the matters described in the foregoing clauses (a), (b), (c), (d), (e), (f), (g) and (j) shall be included and taken into account in the term “Material Adverse Effect” to the extent any such matter has a disproportionate adverse impact on the business, operations, Assets, Liabilities, operating results, condition (financial or otherwise), business prospects or customer, supplier or employee relations of the Company relative to other participants in the industries in which the Company operates..

“Multiemployer Plan” means each Plan that is a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code.

“Net Working Capital” means an amount (whether positive or negative) equal to (a) all current assets (including Cash but excluding Tax Assets) of the Company based on the line items set forth on the “Net Working Capital” schedule of the Reference Statement, less (b) all current liabilities (excluding any Tax Liabilities) of the Company based on the line items set forth on the “Net Working Capital” schedule of the Reference Statement, in each case, subject to the adjustments in respect of Net Working Capital as set forth therein and calculated in accordance with GAAP.

“NFA” means the National Futures Association Inc.

“Open Source Software” means any Software that is distributed (a) as “free software” (as defined by the Free Software Foundation), (b) as “open source software” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd), or (c) under a license that requires (i) source code or derivative works based on such Software to be made publicly available under the same license or (ii) prohibits the receipt of consideration in connection with sublicensing or distributing such Software.

“Order” means any judgment, writ, decree, injunction, order, award, compliance agreement or settlement agreement of or with any Governmental Entity or arbitrator.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by or exclusively licensed to the Company.

“Permit” any approvals, agreements, authorizations, permits, licenses, easements, orders, certificates, registrations, franchises, qualifications, rulings, waivers, variances or other form of permission, consent, exemption or authority issued, granted, given or otherwise made available by or under the authority of any Governmental Entity.

“Permitted Liens” means only (a) Liens for current period Taxes not yet due and payable or being contested in good faith by appropriate proceedings, and for which adequate accruals or reserves have been established; (b) workers or unemployment compensation Liens arising in the ordinary course of business consistent with past practice; (c) mechanic’s, materialman’s, supplier’s, vendor’s or similar Liens arising in the ordinary course of business consistent with past practice securing amounts that are not delinquent or past due or being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established; and (d) zoning ordinances, easements and other restrictions of legal record affecting real property which would be revealed by a survey or a search of public records and would not, individually or in the aggregate, materially interfere with the value or usefulness of such real property to the businesses of the Company as presently conducted.

“Person” shall be construed broadly and shall include an individual, a partnership (general or limited), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other entity and any Governmental Entity (or any department, agency or political subdivision thereof).

“Personal Data” has the same meaning as the terms “personal data,” “personal information,” or the equivalent under the applicable Data Protection Requirement.

“Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and all other compensation and benefits plans, policies, trust funds, programs, arrangements or payroll practices, including Multiemployer Plans, and each other unit purchase, restricted unit, profit sharing, pension, savings, severance, retention, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, incentive, employee loan, fringe benefit, insurance, welfare, post-retirement health or welfare, health, life, tuition refund, service award, company car, scholarship, relocation, disability, accident, sick pay, sick leave, accrued leave, vacation, holiday, termination, unemployment, restrictive covenant, and other benefit plan, agreement, program, policy, trust fund, commitment, payroll practice, or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, funded or unfunded, insured or self-insured, in each case, that is sponsored, established, maintained, contributed or required to be contributed to by the Company, or under which the Company has any current or potential Liability.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion ending on and including the Closing Date of any Straddle Period.

“Pre-Closing Taxes” means (a) any Liability for Taxes of the Company for Pre-Closing Tax Periods; (b) any Liability attributable to any misrepresentation or breach of warranty made by the Sellers in Section 4.14; (c) any Liability for Taxes attributable to any failure to comply with any of the covenants or agreements of the Sellers or the Company under this Agreement; (d) withholding Taxes owed as a result of any payments made pursuant to this Agreement; (e) Taxes of the Company that are deferred and unpaid as of the Closing under any COVID-19 Law, (f) Taxes for which Sellers are responsible pursuant to Section 6.3, and (g) any Liability for Taxes of any other Person as a successor, transferee or pursuant to any contractual agreement entered into on or before the Closing Date or otherwise, or as a result of being or ceasing to be a member of an affiliated, consolidated, combined, unitary, aggregate, or other similar tax group, in each case, other than any Liability for Taxes included in the calculation of Indebtedness. In the case of any Straddle Period, any Liability for Taxes under clause (a) above shall be allocated to the Pre-Closing Tax Period pursuant to Section 6.4(d).

“Privacy Policies” means all published, posted and internal policies, procedures, agreements and notices relating to the Company’s collection, use, storage, disclosure, or cross-border transfer of Personal Data.

“Pro Rata Share” means, with respect to each Seller, the percentage set forth opposite such Seller’s or holder’s name on Schedule 4.5(a) hereto.

“Proceeding” means any action, suit, proceeding, complaint, claim, charge, hearing, labor dispute, inquiry or investigation before or by a Governmental Entity or an arbitrator.

“Proprietary Software” means any Software included in the Owned Intellectual Property.

“Purchaser Disclosure Schedule” means the disclosure schedule with respect to the representations, warranties and covenants of the Purchaser contained in this Agreement delivered separately by the Purchaser to the Sellers simultaneously with the execution and delivery of this Agreement.

“Related Person” means, with respect to any Person, any director, officer or trustee of such Person or other Person or entity that controls or otherwise holds a direct interest in such Person.

“Regulatory Laws” means the Commodity Exchange Act, CFTC regulations, NFA rules and the rules of any designated contract market or designated clearing organization of which the Company is a member, that are applicable to the Company or the conduct or operation of its business or the ownership or use of any of its Assets.

“Representative” means, with respect to any Person, each of such Person’s Affiliates and its and their directors, officers, and employees, stockholders (if such Person is a corporation, a company limited by shares or similar entity), participants or members (if such Person is a limited liability company or similar entity), partners (if such Person is a partnership or similar entity), attorneys-in-fact, financial advisers, counsel, and other agents and third-party representatives, including independent contractors such as sales representatives, consultants, intermediaries, contractors, and distributors and anyone acting on behalf of the Person.

“Restricted Period” means the period commencing on the date of this Agreement and ending on the third anniversary of the Closing Date.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the European Union or Her Majesty’s Treasury of the United Kingdom.

“SRO” means the CME Group Inc., the self-regulatory organization for the Company.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means any particular Person (other than an individual) with respect to which a specified Person (or a Subsidiary of such specified Person) has direct or indirect ownership interest.

“Target Net Working Capital” means $8,297,000.

“Tax” or “Taxes” means (i) any and all federal, state, local, foreign and other taxes, levies, fees, imposts, duties and charges of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), including taxes imposed on, or measured by, income, franchise, profits or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, escheat, unclaimed property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs duties, whether disputed or not; (ii) Liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group; and (iii) Liability for the payment of any amounts as a result of an express or implied obligation to indemnify any other Person with respect to the payment of any amounts described in (i) or (ii).

“Tax Debt” means the sum of (a) all Taxes of the Company deferred and unpaid as of Closing under any COVID-19 Law and (b) any unpaid Tax owed the Company with respect to any Pre-Closing Tax Period, which shall not be less than zero in any jurisdiction and (i) be computed in accordance with Section 6.4(d) and (ii) include the amount of Taxes imposed on any income deferred under Section 451(c) of the Code (or similar provisions of applicable Tax Law) to a tax period (or portion thereof) ending after the Closing.

“Tax Return” means returns, reports, information statements and other documentation (including any additional or supporting material) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment, claim for refund or collection of any Tax and shall include any amended returns required as a result of examination adjustments made by the Internal Revenue Service or other Tax authority.

“Transaction Documents” means this Agreement, the Employment Agreements, the Consulting Agreement, the Joinder Agreements and any other instrument, certificate or other agreement entered into in connection with this Agreement.

“Transaction Expenses” means (i) the aggregate fees and expenses of the Company (including, for the avoidance of doubt, any such expenses of the Sellers for which the Company is responsible or otherwise liable for) in connection with the transactions contemplated hereby that are payable as of or following the Closing and have not been paid on or prior to the Closing, including any such fees and expenses payable to professionals (including investment bankers, attorneys, accountants and other consultants and advisors) retained by the Company other than the Broker Fee, (ii) any Change in Control Payments, (iii) any Transfer Taxes, and (iv) the Life Insurance Premium Amount.

Section 1.2            Additional Defined Terms. Each of the following terms is defined in the Section set forth opposite such term:

2019 Financial Statements	Section 4.7
2020 Financial Statements	Section 4.7
2021 Financial Statements	Section 4.7
Adjustment Escrow Account	Section 2.5(b)
Affordable Care Act	Section 4.21(k)
Agreement	Preamble
AML Laws	Section 4.10(b)
Allocation Certificate	Section 2.4(a)
Audit Firm	Section 2.6(c)
Base Cash Purchase Price	Section 2.2(a)
Bonds	Section 4.16(a)
Brevet Loan Consent	Section 7.1(g)
Broker Fee	Section 6.15

Claim	Section 9.4(a)
Claim Notice	Section 9.4(a)
Closing	Section 2.4(b)
Closing Call	Section 2.4(b)(i)
Closing Date	Section 2.4(b)
Closing Documents	Section 2.4(b)(ii)
Closing Cash Purchase Price	Section 2.2(a)
Closing Equity Consideration	Section 2.3(a)
Closing Statement	Section 2.6(a)
Company	Preamble
Company Intellectual Property	Section 4.15(b)
Consulting Agreement	Recitals
Dispute Notice	Section 2.6(c)
Due Date	Section 6.4(c)
Employment Agreements	Recitals
Equity Consideration	Section 2.3
Escrow Excess Amount	Section 2.6(f)
Estimated Closing Indebtedness	Section 2.4(a)
Estimated Closing Net Working Capital	Section 2.4(a)
Estimated Closing Statement	Section 2.4(a)
Estimated Transaction Expenses	Section 2.4(a)
FCPA	Section 4.10(c)
Financial Statements	Section 4.7
Funding Deadline Date	Section 2.3(d)
Indemnified Party	Section 9.4(a)

Indemnifying Party	Section 9.4(a)
Indemnity Escrow Account	Section 2.5(b)
Interests	Recitals
Interim Financial Statements	Section 4.7
Joinder Agreement	Section 2.5(a)(ix)
Latest Balance Sheet Date	Section 4.7
Leased Real Property	Section 4.13(a)
Legislation	Section 4.10(c)
Material Contract	Section 4.25
Material Customers	Section 4.19
Material Introduction Brokers	Section 4.19
Material Vendors	Section 4.19
Maximum Revenue Contingent Share Amount	Section 2.3(c)
Measurement Period	Section 2.3(b)
MIH Common Stock	Section 2.3
OFAC	Section 4.10(a)
Outside Date	Section 8.1(b)
Owned Intellectual Property Registrations	Section 4.15(a)
Policies	Section 4.16(a)
Post-Closing Contribution Amount	Section 2.3(d)
Protected Information	Section 10.17
Purchaser	Preamble
Purchaser Fundamental Representations	Section 9.1(a)
Purchaser Indemnified Parties	Section 9.2(a)

Real Property Lease	Section 4.13(a)
Real Property Sublease	Section 4.13(b)
Reference Statement	Section 2.4(c)
Registration Rights Agreement	Section 2.3(f)
Related Parties	Section 4.23(a)
Release	Section 2.9
Revenue Dispute Notice	Section 2.3(b)
Revenue Statement	Section 2.3(b)
Sanctioned Country	Section 4.10(a)
Sanctioned Persons	Section 4.10(a)
Section 280G Approval	Section 6.13
Seller Claims	Section 2.9
Seller Fundamental Representations	Section 9.1(a)
Seller Indemnified Parties	Section 9.3(a)
Seller Reviewed Tax Return	Section 6.4(c)
Sellers	Preamble
Setoff Notice	Section 9.5(c)
Setoff Seller	Section 9.5(c)
Setoff Shares	Section 9.5(c)
Specified Representations	Section 9.1(a)
Shortfall Amount	Section 2.6(e)
Threshold Amount	Section 9.2(e)
Transfer Taxes	Section 6.3
Waived 208G Benefits	Section 6.13

Section 1.3            Terms Generally. The definitions shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” Any reference to any Person shall include the predecessor and successors thereto. The words “herein,” “hereof” and “hereunder” and words of similar import refer to this Agreement (including the Exhibits and Schedules to this Agreement) in its entirety and not to any part hereof unless the context shall otherwise require. All references herein to Articles, Annexes, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement unless the context shall otherwise require. The Article and Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the context shall otherwise require, any references to any agreement or other instrument or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provisions). Accounting terms used but not otherwise defined herein shall have the meanings given to them under GAAP. Any reference to any supranational, national, federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day. All references to “$” or “dollars” shall mean United States Dollars. All references to managers and equityholders shall be deemed to also refer to Persons in equivalent positions and stockholders, respectively, unless the context requires otherwise.

Article II
COMPANY SALE AND PURCHASE

Section 2.1            Agreement to Sell and Purchase. At the Closing, and upon the terms and subject to the conditions set forth in this Agreement, each Seller shall sell, assign, transfer, convey and deliver all of such Seller’s Interests free and clear of all Liens to the Purchaser, and the Purchaser shall purchase and accept all of such Interests from such Seller in exchange for such Seller’s Pro Rata Share of (i) the Closing Cash Purchase Price, (ii) the Equity Consideration if and when payable pursuant to Section 2.3, and (iii) any post-closing adjustments payable to the Sellers pursuant to Section 2.6, which shall be delivered and paid in accordance with this Agreement.

Section 2.2            Closing Cash Purchase Price.

(a)               The aggregate cash purchase price to be paid by the Purchaser at the Closing for the Interests shall be an amount (the “Closing Cash Purchase Price”) equal to (i) $26,000,000 (the “Base Cash Purchase Price”), plus (ii) the amount (if any) by which the Estimated Closing Net Working Capital exceeds the Target Net Working Capital, less (iii) the amount (if any) by which the Target Net Working Capital exceeds the Estimated Closing Net Working Capital, less (iv) the Estimated Closing Indebtedness, less (v) the Estimated Transaction Expenses, and less (vi) the Escrow Amount.

Section 2.3            Equity Consideration. Subject to the terms and conditions set forth herein, Sellers shall be entitled to receive in the aggregate a maximum of up to 1,076,923 shares common stock, par value $0.001 per share, of Purchaser (the “MIH Common Stock”, and such 1,076,923 shares, the “Equity Consideration”) as and to the extent such amount or portion thereof becomes payable pursuant to this Section 2.3.

(a)               Closing Equity Consideration. At the Closing, Purchaser shall issue to each Seller its Pro Rata Share of 807,692 shares of MIH Common Stock as set forth on Schedule 4.5(a) attached hereto, which represents 75% of the Equity Consideration (the “Closing Equity Consideration”).

(b)               Revenue Contingent Amount Determination.

(i)             Within sixty (60) days following the twelve (12) month anniversary of the Closing Date, Purchaser shall cause to be prepared and delivered to the Sellers a statement (the “Revenue Statement”) setting forth its calculation of the First Anniversary Net Revenue of the Company and the resulting Revenue Contingent Share Amount, as calculated pursuant to this Section 2.3. The Purchaser shall make all such information, personnel and resources of the Company available to the Sellers as may be reasonably necessary or appropriate to enable the Sellers to review the Revenue Statement; provided, that the obligation of the Purchaser to provide such information, personnel and resources shall be limited to normal business hours with reasonable prior notice and in such a manner so as not to interfere unreasonably with the conduct of the Company’s business, and subject to customary confidentiality requirements.

(ii)             In the event that the Sellers dispute the calculation of the First Anniversary Net Revenue of the Company or the resulting Revenue Contingent Share Amount set forth in the Revenue Statement, the Sellers shall notify the Purchaser in writing (the “Revenue Dispute Notice”) of the amount, nature and basis of such dispute, within thirty (30) days after delivery of the Revenue Statement. In the event of such a dispute, the Purchaser and the Sellers shall first use their respective good faith efforts to resolve such dispute. If the Purchaser and the Sellers are unable to resolve the dispute within sixty (60) calendar days after delivery of the Revenue Dispute Notice then any remaining items in dispute shall be submitted to the Audit Firm and resolved in accordance with the procedures set forth in Section 2.6(c). Subject to Section 2.3(d), within ten (10) days of the earlier of (i) the expiration of the thirty (30) day period for giving the Revenue Dispute Notice, if no such notice is given, or upon notification by the Sellers to the Purchaser in writing that no such notice will be given (in either case, the Revenue Statement shall be final and binding on the parties hereto and shall not be subject to dispute or review), or (ii) the final determination of First Anniversary Net Revenue of the Company and the resulting Revenue Contingent Share Amount pursuant to Section 2.6(c), if applicable, Purchaser shall issue to each Seller such Seller’s Pro Rata Portion of the Revenue Contingent Share Amount.

(c)               Calculation of Contingent Amounts.

(i)               “Revenue Contingent Share Amount” means:

(1)	if the Company generates an aggregate amount of First Anniversary Net Revenue which is less than $[****], zero (0) shares of MIH Common Stock.

(2)	if the Company generates an aggregate amount of First Anniversary Net Revenue which is equal to or greater than $[****], 269,231 shares of MIH Common Stock.

(ii)             Notwithstanding anything to the contrary herein, in no event shall the aggregate Revenue Contingent Share Amount exceed 269,231 shares of MIH Common Stock (the “Maximum Revenue Contingent Share Amount”).

(d)               Acceleration of Revenue Contingent Share Amount. Purchaser agrees that prior to the twelve month anniversary of the Closing Date (the “Funding Deadline Date”), Purchaser shall irrevocably contribute to the Company an amount not less than $[****] in the aggregate (such amount, the “Post-Closing Contribution Amount”) in one lump sum or through multiple payments, as determined by the Purchaser in its sole discretion, for purposes of expanding business operations, upgrading technology and for other general working capital purposes, in each case, as may be determined by Purchaser in its sole discretion; provided, that Purchaser agrees to consider in good faith the Sellers’ input as to the use of such funds. If Purchaser has failed to fund the Post-Closing Contribution Amount to the Company prior to the Funding Deadline Date, then, notwithstanding anything to the contrary stated herein, the Maximum Revenue Contingent Share Amount shall become due and payable to the Sellers within five (5) days following the Funding Deadline Date. Upon receipt of the Maximum Revenue Contingent Share Amount by Sellers as provided pursuant to this Section 2.3(d), if applicable, Sellers’ rights under Section 2.3(b) with respect to the Revenue Contingent Share Amount shall be deemed satisfied in full.

(e)               Operation of the Business. Each Seller acknowledges that (i) upon and following the Closing, Purchaser has the right to operate the business of the Company and the other businesses of Purchaser and its Subsidiaries in any manner that Purchaser deems appropriate in its sole and absolute discretion, and (ii) Purchaser has no obligation to operate the business of the Company in order to achieve or attempt to achieve any level of First Anniversary Net Revenue; provided, however, that if Purchaser causes the Company to cease its operations as a CFTC-regulated futures commission merchant then the Maximum Revenue Contingent Share Amount shall become due and payable to the Sellers within five (5) days of such cessation. Upon receipt of the Maximum Revenue Contingent Share Amount by Sellers as provided pursuant to this Section 2.3(e), if applicable, Sellers’ rights under Section 2.3(b) with respect to the Revenue Contingent Share Amount shall be deemed satisfied in full.

(f)                Registration Rights. At the Closing, Purchaser shall enter into a registration rights agreement with Sellers (the “Registration Rights Agreement”) in the form attached hereto as Exhibit B; provided that if as of the date that is three Business Days prior to the Closing Date the terms and conditions of the registration rights agreements to which the other stockholders of the Purchaser are subject have been amended, modified or changed from the form registration rights agreement previously delivered by the Purchaser to the Sellers then the terms and conditions of the Registration Rights Agreement shall be revised to include any such amendments, modifications or changes which are generally applicable to the Purchaser’s stockholders and not unique to separate transactions involving one or more of the Purchaser’s stockholders, as determined by the Purchaser in its sole discretion.

Section 2.4            Closing.

(a)               No later than two (2) Business Days prior to the Closing Date, the Sellers shall deliver to the Purchaser a statement which shall be prepared in accordance with this Agreement and the Reference Statement (the “Estimated Closing Statement”) which sets forth the Sellers’ good faith estimates of the Closing Indebtedness (the “Estimated Closing Indebtedness”), the Closing Net Working Capital (the “Estimated Closing Net Working Capital”), and the Transaction Expenses (the “Estimated Transaction Expenses”) (together with the wire instructions for the recipients of the Closing Cash Purchase Price, Closing Indebtedness and Closing Transaction Expenses), and the resulting calculation of the Closing Cash Purchase Price based on the foregoing amounts, together with an allocation certificate (the “Allocation Certificate”) which shall be set forth on Schedule 2.4(a) and set forth (i) each Seller’s Pro Rata Share of the Closing Cash Purchase Price to be paid to each Seller on the Closing Date, (ii) each Seller’s Pro Rata Share of the Equity Consideration to be issued to each Seller pursuant to Section 2.3(a), (iii) each Seller’s Pro Rata Share of any Revenue Contingent Share Amount payable pursuant to Section 2.3(b), and (iv) each Seller’s Pro Rata Share of the Escrow Amount. The Purchaser and its Affiliates (including, following the Closing, the Company) shall have no liability for, and the Sellers shall indemnify the Purchaser and its Affiliates (including, following the Closing, the Company) with respect to, any Losses or Claims related to the Allocation Certificate, and any amounts payable pursuant thereto.

(b)

(i)                 The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by remote electronic exchange of documents and signature pages (by .pdf, e-mail or other form of electronic communication) within ten (10) Business Days after the last of the conditions to Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date but subject to the satisfaction of such conditions at the Closing), or such other date as mutually agreed by the parties hereto in writing (such date, the “Closing Date”), and no party shall be required to appear at any specific physical location to effect the Closing. On the Closing Date, at a mutually agreed on time, the parties and other signatories shall coordinate a closing teleconference/videoconference call (“Closing Call”). At such Closing Call, Purchaser’s counsel (on behalf of Purchaser) and Sellers’ counsel (on behalf of Sellers) shall confirm that the parties are satisfied that all conditions to Closing have been satisfied or waived in accordance with the terms of this Agreement, and all parties are in agreement that all signature pages shall be released by Purchaser’s counsel concurrently, subject only to Purchaser providing wire transfer confirmations/fed. reference numbers to the parties promptly.

(ii)              No later than one (1) day prior to the Closing Date, Purchaser’s counsel, on behalf of Purchaser, shall circulate by email final, execution versions of the Agreement and all other Transaction Documents, together with all Annexes, Sections, Exhibits thereto (the “Closing Documents”). Following receipt of such documents, Sellers’ counsel, on behalf of the Sellers and the Company, shall review and confirm that the Closing Documents are acceptable as final documents that can be executed and delivered by the parties.

(iii)            On receipt of such confirmation from Sellers’ counsel, Purchaser’s counsel shall circulate all such Closing Documents to all parties, and any other signatories to the applicable Transaction Documents. No later than one (1) day prior to the Closing Date, all parties and any other signatories to the applicable Transaction Documents shall have executed and circulated the signature pages to the Closing Documents to Purchaser’s counsel, to be held in escrow pending release of such signature pages to the Closing Documents in accordance with the terms agreed amongst the parties and any other signatories to the applicable Transaction Documents.

(c)               Exhibit A sets forth an illustrative statement (the “Reference Statement”) setting forth the various line items used (or to be used) in, and illustrating as of the date set forth therein, the calculation of Indebtedness and Net Working Capital, in each case prepared and calculated in accordance with this Agreement. Each of the determinations of Indebtedness and Net Working Capital set forth in the Reference Statement, the Estimated Closing Statement and Closing Statement shall be calculated in accordance with GAAP.

Section 2.5            Closing Deliverables.

(a)               At or prior to the Closing, the Sellers shall deliver (or cause to be delivered) to the Purchaser or its designee:

(i)              membership interest powers for the Interests duly executed in blank;

(ii)              for each Seller, a spousal consent in form and substance satisfactory to the Purchaser;

(iii)            a certificate of good standing with respect to the Company issued no earlier than five (5) Business Days prior to the Closing Date by the Secretary of State of the State of Illinois;

(iv)            a counterpart of the Escrow Agreement duly executed by the Sellers;

(v)             a duly executed transaction beneficiary joinder for the benefit of Purchaser by each Person listed on Annex II attached hereto (each, a “Joinder Agreement”) ;

(vi)            a certificate, dated as of the Closing Date, duly executed by an executive officer of the Company, certifying that true and complete copies of the Company’s Fundamental Documents, as in effect on the Closing Date, are attached to such certificate;

(vii)           evidence of the resignation of all directors, managers and officers of the Company in form and substance reasonably satisfactory to the Purchaser;

(viii)          a properly completed and executed IRS Form W-9 for each Seller;

(ix)             pay-off and termination letters in form and substance reasonably satisfactory to the Purchaser in connection with the repayment and termination of the Indebtedness set forth on Schedule 2.5(a)(ix) and the Liens releases related thereto;

(x)               evidence in form and substance reasonably satisfactory to the Purchaser that each of the Contracts set forth on Schedule 2.5(a)(x) shall have been terminated effective as of the Closing Date;

(xi)             evidence in form and substance reasonably satisfactory to the Purchaser that each of the Contracts and Permits held by any Seller or any of its respective Affiliates set forth on Schedule 2.5(a)(xi) shall have been assigned to the Company effective as of the Closing Date;

(xii)          each of the consents identified on Schedule 2.5(a)(xii); and

(xiii)        pay-off and termination letter in form and substance reasonably satisfactory to the Purchaser with respect to the Unwinding Agreement.

(b)               At the Closing, the Purchaser shall:

(i)                 pay, or cause to be paid, by wire transfer of immediately available funds, to each Seller such Seller’s Pro Rata Share of the Closing Cash Purchase Price in the amount and to the account of such Seller as set forth on the Estimated Closing Statement;

(ii)              issue to each Seller its Pro Rata Share of MIH Common Stock as follows: (a) to Dennis D. Dorman, 565,384 shares (70% of the Closing Equity Consideration), and, and (b) Dorman Trading Company I, Inc., 242,308 shares (30% of the Closing Equity Consideration), in each case, pursuant to Section 2.3(a) of this Agreement;

(iii)            deposit with the Escrow Agent the Adjustment Escrow Amount, which shall be held in a separate account under the Escrow Agreement (the “Adjustment Escrow Account”) and shall be managed and paid out in accordance with and subject to the conditions of this Agreement and the Escrow Agreement;

(iv)             deposit with the Escrow Agent the Indemnity Escrow Amount, which shall be held in a separate account under the Escrow Agreement (the “Indemnity Escrow Account”) and shall be managed and paid out in accordance with and subject to the conditions of this Agreement and the Escrow Agreement;

(v)               repay, or cause to be repaid, by wire transfer of immediately available funds, the Indebtedness set forth on Schedule 2.5(a)(viii) in the amounts set forth on pay-off letters and to the accounts as set forth on the Estimated Closing Statement;

(vi)             pay, or cause to be paid, by wire transfer of immediately available funds, the Transaction Expenses in the amounts and to the accounts as set forth on the Estimated Closing Statement;

(vii)          deliver, or caused to be delivered, to the Sellers a counterpart of such Joinder Agreement for each person listed on Annex II;

(viii)        deliver, or caused to be delivered, to the Sellers a counterpart of the Escrow Agreement, duly executed by the Purchaser; and

(ix)             deliver, or cause to be delivered, to the Sellers a pay-off and termination letter in form and substance reasonably satisfactory to the Purchaser with respect to all amounts which may be due and payable to the Broker in connection with the Closing.

Section 2.6            Purchase Price Adjustment.

(a)               Following the Closing, but in any event no later than sixty (60) days thereafter, the Purchaser shall cause to be prepared and delivered to the Sellers a statement which shall be prepared in accordance with this Agreement and the Reference Statement (the “Closing Statement”) setting forth its calculation of the Closing Indebtedness, Closing Net Working Capital, Closing Transaction Expenses and the calculation of the Final Cash Purchase Price resulting therefrom.

(b)               The Purchaser shall make such information, personnel and resources of the Company available to the Sellers as may be reasonably necessary to enable the Sellers to review the Closing Statement; provided, that (i) the obligation of the Purchaser to provide such information, personnel and resources shall be limited to normal business hours with reasonable prior notice and in such a manner so as not to interfere unreasonably with the conduct of the Company’s business, and subject to customary confidentiality requirements; and (ii) any time period set forth in Section 2.6(c) below shall be extended for an equal amount of time not to exceed five (5) Business Days should Purchaser not take commercially reasonable steps to provide such information, personnel or resources promptly to the extent reasonably requested by Sellers.

(c)               In the event that the Sellers dispute the calculation of the Final Cash Purchase Price set forth in the Closing Statement, the Sellers shall notify the Purchaser in writing (the “Dispute Notice”) of the amount, nature and basis of such dispute, within thirty (30) days after delivery of the Closing Statement. In the event of such a dispute, the Purchaser and the Sellers shall first use their respective good faith efforts to resolve such dispute. If the Purchaser and the Sellers are unable to resolve the dispute within sixty (60) calendar days after delivery of the Dispute Notice then any remaining items in dispute shall be submitted to a nationally recognized accounting firm jointly chosen by the Purchaser and the Sellers, which in the absence of an agreement during such thirty (30) day period shall be BDO (the “Audit Firm”). If such disagreement and the determination of the Final Cash Purchase Price is submitted to the Audit Firm for resolution, then (i) the Sellers and the Purchaser shall execute any agreement(s) required by the Audit Firm to accept their engagement pursuant to this Section 2.5(c), (ii) the Purchaser shall promptly furnish or cause to be made available to the Audit Firm such work papers and other documents and information relating to the computation of the Final Cash Purchase Price as the Audit Firm may reasonably request and are available to the Purchaser, (iii) each party shall be afforded the opportunity to present to such Audit Firm, with a copy to the other party, any other written material relating to the computation of the Final Cash Purchase Price, (iv) the Audit Firm shall review only those items that are in dispute, (v) the Audit Firm shall not attribute a value to any single disputed amount greater than the greatest amount proposed by either party nor an amount less than the least amount proposed by either party, and (vi) the Sellers (in accordance with their Pro Rata Share), on the one hand, and the Purchaser, on the other hand, shall each bear fifty percent (50%) of the fees and costs of the Audit Firm for such determination; provided, however, that the engagement agreement(s) referred to in subpart (i) above may require the parties to be bound jointly and severally to the Audit Firm for those fees and costs and, therefore, in the event the Sellers or the Purchaser pays to the Audit Firm an amount in excess of fifty percent (50%) of the fees and costs of the Audit Firm’s engagement, the other party agrees to reimburse the Sellers or the Purchaser, as the case may be, to the extent required to equalize the payments made by the Sellers and the Purchaser with respect to the fees and costs of the Audit Firm. The written decision of the Audit Firm shall be rendered within no more than sixty (60) days from the date that the matter is referred to such firm and shall be final and binding on the parties hereto and, in the absence of fraud or manifest error, shall not be subject to dispute or review. Following any such dispute resolution (whether by mutual agreement of the parties or by written decision of the Audit Firm), the Final Cash Purchase Price (as determined in such dispute resolution) shall be determined final.

(d)               Immediately upon the expiration of the thirty (30) day period for giving the Dispute Notice, if no such notice is given, or upon notification by the Sellers to the Purchaser that no such notice will be given, the Purchaser’s calculations set forth in the Closing Statement shall be final and binding on the parties hereto and shall not be subject to dispute or review.

(e)               If the Final Cash Purchase Price (as set forth in the Closing Statement or as finally determined pursuant to Sections 2.6(c) and 2.6(d), as the case may be) is less than the Closing Cash Purchase Price, then the Sellers (in accordance with their Pro Rata Share) shall be responsible for the absolute value of such difference (the “Shortfall Amount”). The Sellers’ obligation to pay the Shortfall Amount shall be satisfied by proceeding against the Adjustment Escrow Amount and the Purchaser and the Sellers shall promptly (but in any event within five (5) Business Days following the determination of the Final Cash Purchase Price and notice by the Purchaser) deliver a joint written instruction to the Escrow Agent to pay to the Purchaser all or a portion of the Shortfall Amount by wire transfer of immediately available funds from the Adjustment Escrow Account to one (1) or more accounts of the Purchaser, and in such amounts, designated by the Purchaser to the Escrow Agent; provided, however, that if the Shortfall Amount exceeds the Adjustment Escrow Amount, the Purchaser may choose in its sole and absolute discretion to satisfy Sellers’ obligation to pay such remaining amount by any of the following: (i) proceeding against the Indemnity Escrow Amount, in which case the Purchaser and the Sellers shall promptly (but in any event within five (5) Business Days following the determination of the Final Cash Purchase Price and notice by the Purchaser) deliver a joint written instruction to the Escrow Agent to pay to the Purchaser all or a portion of the Shortfall Amount by wire transfer of immediately available funds from the Indemnity Escrow Account to one (1) or more accounts of the Purchaser, and in such amounts, designated by the Purchaser to the Escrow Agent, (ii) a set-off in accordance with each Seller’s Pro Rata Share against the Equity Consideration which would otherwise be payable pursuant to Section 2.3, in which case, the Purchaser shall provide the Sellers with a Setoff Notice in accordance with Section 9.5(c), and then immediately upon the delivery of the Setoff Notice, the Sellers will automatically and without further action forfeit any right to the Setoff Shares under Section 2.3 and the Equity Consideration shall be reduced by the Setoff Shares, or (iii) proceeding directly against the Sellers with respect to such Claim, in which case the Sellers shall promptly (but in any event within two (2) Business Days following the determination of the Final Cash Purchase Price and notice by the Purchaser), pay to the Purchaser (in accordance with its Pro Rata Share) such amount by wire transfer of immediately available funds to one (1) or more accounts of the Purchaser, and in such amounts, designated by the Purchaser to the Sellers.

(f)                If the Final Cash Purchase Price (as set forth in the Closing Statement or as finally determined pursuant to Sections 2.6(c) and 2.6(d), as the case may be) is less than the Closing Cash Purchase Price and the funds available in the Adjustment Escrow Account are in excess of the Shortfall Amount (such excess, the “Escrow Excess Amount”), then the Sellers and the Purchaser shall, simultaneously with the delivery of the instructions described in the second sentence of Section 2.6(e), deliver a joint written instruction to the Escrow Agent to pay to each Seller such Seller’s Pro Rata Share of the Escrow Excess Amount.

(g)               If the Final Cash Purchase Price (as set forth in the Closing Statement or as finally determined pursuant to Sections 2.6(c) and 2.6(d), as the case may be) is equal to or greater than the Closing Cash Purchase Price, (i) within two (2) Business Days, the Purchaser shall pay, or caused to be paid, to each Seller an amount equal to such Seller’s Pro Rata Share of such difference (if any) by wire transfer of immediately available funds to the account of such Seller set forth on the Allocation Certificate, and (ii) the Purchaser and the Sellers shall promptly (and in no event more than two (2) Business Days) deliver a joint written instruction to the Escrow Agent to pay to each Seller such Seller’s Pro Rata Share of the funds in the Adjustment Escrow Account.

Section 2.7            Escrow Amount. The (i) funds in the Adjustment Escrow Account and the Indemnity Escrow Account shall be available to satisfy any amounts payable to the Purchaser pursuant to Section 2.6, and (ii) funds in the Indemnity Escrow Account shall be available to satisfy any Losses for which indemnification is provided by the Sellers in accordance with and subject to the terms and conditions of Article IX. The Escrow Agent shall be directed to hold the funds in the Adjustment Escrow Account and the Indemnity Escrow Account as security for any such obligations of the Sellers and to distribute such funds in accordance with the terms and conditions of this Agreement and the Escrow Agreement.

Section 2.8            Withholding Taxes. The Purchaser (and any of its Affiliates or agents) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to Taxes. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.9            Release of Claims.

(a)               In further consideration of the transactions contemplated hereby, the Sellers, individually and collectively, on behalf of themselves and their respective Affiliates, hereby irrevocably and unconditionally release, waive and hold the Company, its predecessors and assigns, and its Representatives and equity holders harmless from all past, present and future claims and/or Liabilities of every kind or nature and extent whatsoever, whether known or unknown, asserted or unasserted, contingent or noncontingent (the “Seller Claims”) arising prior to and through the Closing (the “Release”). It is further agreed and understood that this Release is a full and final release of all the Seller Claims whether known or unknown, fixed or contingent, manifested or unmanifested. The Sellers hereby waive the protection of any provision of any Law that would operate to preserve claims that are unknown as of the Closing Date. Notwithstanding the foregoing, the Release does not release, and is not a waiver of, any claims (i) by any Seller (or such Seller’s Affiliates, predecessors, and assigns) arising under or relating to this Agreement or any agreement, document, or certificate entered into in connection with this Agreement, or (ii) to the extent such Seller was a manager or officer of the Company, any indemnification claims under the Company’s Fundamental Documents arising prior to the Closing.

(b)               By execution and delivery of this Agreement, as of the Closing, (b) each Seller, on behalf of itself and its Affiliates (other than the Company) and their respective successors and assigns, hereby ratifies all prior actions of the current and former managers, directors and officers of the Company, and fully releases and forever discharges each such manager, director and officer and his respective successors and assigns from any and all claims, suits, debts and demands whatsoever, whether known or unknown, foreseen or unforeseen, whether at law, in equity or otherwise, which such Seller and their respective successors and assigns ever had, or now or hereafter may have, arising from or relating to such person’s service as a manager, director or officer and his acts and omissions as such manager, director or officer (except for fraud or intentional violation of Law).

Article III
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the section of the Disclosure Schedules that specifically relates to such section of this Article III, each of the Sellers, severally and not jointly, represents and warrants to the Purchaser as of the date hereof and as of the Closing Date as follows:

Section 3.1            Organization; Good Standing; and Power. Such Seller is, if not a natural person, duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation, as the case may be, with full power and authority to enter into this Agreement and each other Transaction Document to which it is a party, and perform its obligations hereunder and thereunder. There is no pending, or to the Knowledge of such Seller, threatened, action for the dissolution, liquidation or insolvency of such Seller.

Section 3.2            Authorization. Such Seller has the requisite power and authority to enter into this Agreement and each other Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each other Transaction Document to which it is a party, the performance by such Seller of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby by such Seller have been duly authorized by all necessary action on the part of such Seller. This Agreement has been, and each other Transaction Document to which it is a party will be, duly executed and delivered by such Seller and, assuming this Agreement or such Transaction Document constitutes the valid and binding obligation of the other parties hereto and thereto, as applicable, constitutes the valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms except as limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability affecting enforcement of creditors’ rights generally and (b) Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

Section 3.3            Title to Interests. Such Seller owns beneficially and of record the Interests set forth opposite such Sellers name on Schedule 4.5(a), and has good and valid title to such Interests free and clear of any Liens or limitations or restrictions of any nature whatsoever and at the Closing will transfer to the Purchaser good and valid title to such Interests, free and clear of any Liens or limitations or restrictions of any nature whatsoever. There are no rights, agreements, arrangements or commitments of any character obligating such Seller to sell any Interests to which such Seller is party. No claim has been made against such Seller or, to the Knowledge of such Seller, threatened against such Seller asserting that any Person is the holder or beneficial owner of, or has the right to acquire beneficial ownership of, any of the Interests owned by such Seller.

Section 3.4            Non-contravention. The execution, delivery and performance of this Agreement and any other Transaction Document to which such Seller will be a party, by such Seller, and the consummation of the transactions contemplated hereby and thereby, and compliance with the provisions hereof and thereof do not and will not (a) result in a violation or breach of any provision of any Law or Order to which such Seller or any of its Assets are subject, (b) result in a violation or breach of any provision of the Fundamental Documents of such Seller or its Affiliates (if applicable), or (c) violate, conflict with, result in a breach of, constitute (with due notice or lapse of time or both) a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, require any consent, notice or other action by any Person under, or otherwise give rise to any Liability under, any Contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which such Seller is a party or by which any Seller is bound or to which the Sellers’ respective properties or Assets is subject; except, with respect to clause (c) as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company.

Section 3.5            Consents and Approvals. Except as set forth on Schedule 3.5, there are no consents, waivers, authorizations or approvals of any Governmental Entity or regulatory authority, domestic or foreign, or any other Person, firm or corporation, or any declarations to or filings or registrations with any such Governmental Entity or regulatory authority, that are required of or to be made by such Seller in connection with the execution and delivery of this Agreement or any other Transaction Document or the performance by such Seller of its obligations hereunder and thereunder.

Section 3.6            Accredited Investor.

(a)               Such Seller is acquiring its applicable portion of the Equity Consideration, to the extent issued to such Seller in accordance with the terms of this Agreement, for investment and for such Seller’s own account and not with a view to, or intention of, distribution thereof.

(b)               Such Seller understands that (i) the offering, sale and issuance of its applicable portion of the Equity Consideration is intended to be exempt from registration under the Securities Act and all applicable state and foreign securities laws, (ii) the offering, sale and issuance of such Seller’s applicable portion of the Equity Consideration has not been registered under the Securities Act or any applicable state or foreign securities laws and, therefore, such Seller’s applicable portion of the Equity Consideration cannot be sold, transferred or otherwise disposed of unless such sale, transfer or other disposition is registered under the Securities Act and all applicable state and foreign securities laws or an exemption from such registration is available, (iii) the sale, transfer or other disposition of such Seller’s applicable portion of the Equity Consideration is restricted by the terms of the Fundamental Documents of the Purchaser and (iv) there can be no assurance that such Seller will be able to sell, transfer or dispose of any shares of its applicable portion of the Equity Consideration.

(c)               Such Seller’s financial situation is such that such Seller can afford to bear the economic risk of holding its applicable portion of the Equity Consideration to the extent issued to such Seller in accordance with the terms of this Agreement for an indefinite period of time, and such Seller can afford to suffer the complete loss of such Seller’s investment in its applicable portion of the Equity Consideration.

(d)               Such Seller’s knowledge and experience in financial and business matters are such that such Seller is capable of evaluating the merits and risks of the investment in its applicable portion of the Equity Consideration, or such Seller has been advised by a representative possessing such knowledge and experience.

(e)               Such Seller understands that its applicable portion of the Equity Consideration to the extent issued to such Seller in accordance with the terms of this Agreement is a speculative investment which involves a high degree of risk of loss of the entire investment therein, that there are substantial restrictions on the transferability of such Seller’s applicable portion of the Equity Consideration under applicable Law and as set forth in the Fundamental Documents of the Purchaser, and that for an indefinite period following the date hereof there will be no public market for such Seller’s applicable portion of the Equity Consideration and that, accordingly, it may not be possible for such Seller to sell such Seller’s applicable portion of the Equity Consideration in case of emergency or otherwise.

(f)                such Seller and such Seller’s representatives have been given the opportunity to examine all documents and to ask questions of, and to receive answers from, the Purchaser and its representatives concerning the terms and conditions of the acquisition of such Seller’s applicable portion of the Equity Consideration and related matters and to obtain all additional information which such Seller and such Seller’s representatives deem necessary. In making the decision to consummate the transactions contemplated hereby, including with respect to such Seller’s applicable portion of the Equity Consideration, such Seller has relied solely upon such Seller’s own investigations and the advice of such Seller’s attorney, accountant, tax and other business advisors to the extent such Seller deems necessary or appropriate. Such Seller is not relying on the Purchaser, or any of its directors, partners, members, managers, officers, employees, equityholders, affiliates, advisors or representatives with respect to the legal, tax and other economic considerations involved in the acquisition of such Seller’s applicable portion of the Equity Consideration.

(g)               such Seller is an “accredited investor” as such term is defined in Regulation D under the Securities Act.

Section 3.7            Legal Proceedings. There are no Proceedings or written inquiries pending, or to the Knowledge of such Seller, threatened, by, against or affecting such Seller that (a) challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement and the other Transaction Documents to which such Seller is a party or (b) would reasonably be expected to materially impair, materially delay or preclude the ability of such Seller to consummate any of the transactions contemplated by this Agreement and the other Transaction Documents to which such Seller is a party.

Section 3.8            Brokers. Other than the Person set forth on Schedule 3.8 (the “Broker”), no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement made by or on behalf such Seller or any of its Affiliates.

Section 3.9            Disclosure. Except for the representations and warranties of the Sellers expressly set forth in this Article III or Article IV (including the related portions of the Sellers Disclosure Schedule) and in the Transaction Documents, no Seller has made or makes any other representation or warranty, either written or oral, with respect to any Seller or the transactions contemplated by this Agreement or any Transaction Document.

Article IV
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in the section of the Disclosure Schedules that specifically relates to such section of this Article IV, the Sellers, jointly and severally, represent and warrant to the Purchaser as of the date hereof and as of the Closing Date as follows:

Section 4.1            Organization; Good Standing; Qualification and Power. The Company is duly organized, validly existing and in good standing under the Laws of Illinois, has all requisite power and authority to own, lease and operate its Assets and to carry on its business as presently being conducted and as contemplated to be conducted, and is qualified to do business and in good standing in every jurisdiction in which the operation of its business requires the Company to be so qualified, except in the jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to be materially adverse to the Company. The Fundamental Documents of the Company, true and complete copies of which have been delivered to the Purchaser, are in full force and effect.

Section 4.2            Authorization. The Company has the requisite power and authority to enter into this Agreement and each other Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each other Transaction Document to which it is a party, the performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby by the Company have been duly authorized by all necessary action on the part of the Company. This Agreement has been, and each other Transaction Document to which it is a party will be, duly executed and delivered by the Company and, assuming this Agreement or such Transaction Document constitutes the valid and binding obligation of the other parties hereto and thereto, as applicable, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability affecting enforcement of creditors’ rights generally and (b) Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

Section 4.3            Non-contravention. The execution, delivery and performance of this Agreement and other Transaction Document to which the Company will be a party, by the Company, and the consummation of the transactions contemplated hereby and thereby, and compliance with the provisions hereof and thereof do not and will not (a) result in a violation or breach of any provision of any Law or Order to which the Company or any of their Assets are subject, (b) result in a violation or breach of any provision of the Fundamental Documents of the Company, (c) except as set forth in Schedule 4.3(c), violate, conflict with, result in a breach of, constitute (with due notice or lapse of time or both) a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, require any consent, notice or other action by any Person under, or otherwise give rise to any Liability under, any Contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of its properties or Assets is subject, or (d) result in the creation or imposition of any Lien upon any of the properties or Assets of the Company; except with respect to clauses (c) and (d) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

Section 4.4            Consents and Approvals. Except as set forth on Schedule 4.4, there are no material notices, consents, waivers, authorizations or approvals of any Governmental Entity or regulatory authority, domestic or foreign, or any other Person, firm or corporation, or any declaration to or filing or registration with any such Governmental Entity or regulatory authority, that is required of or to be made by the Company in connection with the execution and delivery of this Agreement or any other Transaction Document or the performance by the Company of its obligations hereunder and thereunder.

Section 4.5            Capitalization of the Company.

(a)               The authorized equity interests of the Company consist of an unlimited number of Class A Units. Schedule 4.5(a) sets forth a true and complete list of each holder of Interests, including the name of each Person holding any Interests and the type and amount of such equity interest held by each such Person opposite each such Person’s name. Except as set forth on Schedule 4.5(a), there are no equity interests issued and outstanding (including any Class B Units of the Company) or that have been issued but are no longer outstanding of the Company. All of the Interests have been duly authorized, fully paid and are validly issued and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar right.

(b)               There are no (i) outstanding warrants, options, agreements, convertible securities, performance units, phantom units or other commitments or instruments pursuant to which the Company is or may become obligated to issue or sell any of its membership or equity interests or other securities; (ii) outstanding obligations of the Company to repurchase, redeem or otherwise acquire outstanding membership or equity interests or any securities convertible into or exchangeable for any membership or equity interests of the Company; (iii) bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which members of the Company may vote, issued or outstanding; (iv) preemptive or similar rights to purchase or otherwise acquire membership or equity interests or other securities of the Company pursuant to any provision of Law, the Company’s Fundamental Documents or any Contract to which the Company is a party, or (v) Liens (including any right of first refusal, right of first offer, proxy, voting trust, voting agreement or similar arrangement) with respect to the sale or voting of equity interests (including Interests) or other securities of the Company (whether outstanding or issuable).

(c)               All membership or equity interests and other securities issued by the Company have been issued in transactions in accordance with all applicable Laws governing the sale and purchase of securities.

(d)               Except as set forth on Schedule 4.5(d) and for Indebtedness included in the Estimated Closing Indebtedness, the Company does not have any outstanding Indebtedness.

(e)               Upon the consummation of the transactions contemplated by this Agreement, the Purchaser will own the Interests free and clear of all Liens, proxies, voting trusts or agreements or other restrictions and limitations of any kind.

Section 4.6            Subsidiaries. The Company does not own and has never (i) owned any direct or indirect Subsidiaries or (ii) otherwise owned any shares of capital stock, membership interests, limited liability company interests, units, partnership interests, joint venture interests or other equity interests, including profits interests, as may be applicable, in any Person or securities convertible or exchangeable into the foregoing.

Section 4.7            Financial Statements.

(a)               The Sellers have delivered to the Purchaser true and complete copies of (A) the audited balance sheet of the Company as of December 31, 2021, and the related statements of operations, changes in members’ equity and cash flows for the fiscal year ended December 31, 2021 including the notes thereto (collectively, the “2021 Financial Statements”), (B) the audited balance sheet of the Company as of December 31, 2020 and the related statements of operations, changes in members’ equity and cash flows for the fiscal year ended December 31, 2020 including the notes thereto (collectively, the “2020 Financial Statements”), (C) the audited balance sheet of the Company as of December 31, 2019 and the related statements of operations, changes in members’ equity and cash flows for the fiscal year ended December 31, 2019 including the notes thereto (collectively, the “2019 Financial Statements”), and (D) the unaudited balance sheet of the Company as of June 30, 2022 (the “Latest Balance Sheet” and such date, the “Latest Balance Sheet Date”) and the related statements of operations for the 6-month period ended June 30, 2022 (the “Interim Financial Statements,” and together with the 2019 Financial Statements, the 2020 Financial Statements, and the 2021 Financial Statements, the “Financial Statements”). Except as set forth on Schedule 4.7, the Financial Statements (i) have been prepared based on the books and records of the Company (which are true in all material respects), (ii) present fairly, in all material respects, the financial position, results of operations and changes in cash flow of the Company of such dates and for the periods then ended, subject in the case of the Interim Financial Statements to the absence of footnotes and changes resulting from normal year-end adjustments, which are not material, and (iii) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby.

Section 4.8            Undisclosed Liabilities. The Company does not have any Liability, except for Liabilities (a) reflected on the Latest Balance Sheet, (b) which have been incurred since the Latest Balance Sheet Date in the ordinary course of business consistent with past practices (none of which is a Liability resulting from noncompliance with any applicable Law, breach of Contract, breach of warranty, tort, infringement, claim or lawsuit) and (c) that are disclosed on Schedule 4.8.

Section 4.9            Internal Accounting Controls. The Company has established a system of internal accounting controls sufficient to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with the Company’s historical practices and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 4.10        Certain Regulatory Matters.

(a)               Neither the Company nor any Related Person of the Company is (i) a person listed in any Sanctions-related list of designated persons maintained by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or the U.S. Department of State, (ii) a person operating, organized or resident in a country or region which is itself the subject or target of any Sanctions (“Sanctioned Country”), or (iii) any person owned or controlled by any person or persons specified in (i) or (ii) above or otherwise the target of Sanctions (together “Sanctioned Persons”). The Company and Related Person of the Company is in compliance with applicable Sanctions in all material respects and is not knowingly engaged in any activity that would reasonably be expected to result in the Company or any Related Person of the Company being designated as a Sanctioned Person. The Company has implemented and maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by the Company and its respective managers, officers, employees and agents with Sanctions applicable to such persons. Neither the Company nor any Related Person of the Company is engaged directly in any business or transactions with any Sanctioned Person or in any Sanctioned Country, or knowingly engaged in any indirect business or transactions with any Sanctioned Person or in any Sanctioned Country or any in any manner that would result in the violation of Sanctions by any person.

(b)               (i) The Company is in compliance in all material respects with all anti-money laundering laws, rules, regulations and orders of jurisdictions applicable to the Company (collectively, “AML Laws”), including the USA PATRIOT Act and (ii) no Proceeding involving the Company, with respect to AML Laws, is currently pending or, to the Knowledge of the Sellers, threatened which in each case would reasonably be expected to result in a material violation of this representation. The Company is not required to be registered with the U.S. Department of the Treasury as a money services business, as such term is defined by federal law or regulation, and the Company is not required to be registered or licensed as a money services business, money transmitter, or equivalent enterprise under the applicable law of any other jurisdiction.

(c)               Neither the Company nor, to the Knowledge of the Sellers, any Representative of the Company, nor any other business entity or enterprise with which the Company is or has been engaged, affiliated or associated, has, directly or indirectly, made, offered, promised or authorized, or caused to be made offered, promised or authorized, or will make, offer, promise or authorize, or cause to be made, offered, promised or authorized, any payment, contribution, gift or favor of anything of value, including money, property or services, whether or not in contravention of the U.S. Foreign Corrupt Practices Act, as amended from time to time (the “FCPA”), or any similar other applicable Law prohibiting public or commercial bribery or corruption (collectively, including the FCPA, the “Legislation”), (i) as a kickback, gratuity, or bribe to any person, including any foreign official as defined in the FCPA, or (ii) to any political organization, or the holder of or any aspirant to any elective or appointive public office except for personal political contributions not involving the direct or indirect use of funds of the Company. Neither the Company nor, to the Knowledge of the Sellers, any Representative of the Company, (i) is under investigation for any potential violation of the Legislation, or (ii) has received any notice or other communication (in writing or otherwise) from any Governmental Entity regarding any actual, alleged, or potential violation of, or failure to comply with, any Legislation, (iii) is aware of or has any reason to believe that there has been any violation or potential violation of the Legislation by the Company, any Representative of the Company, or any other business entity or enterprise with which the Company is or has been engaged, affiliated or associated, or (iv) has committed any act that would constitute a violation of the Legislation irrespective of whether the Legislation applies as a jurisdictional matter. None of the Company, any of its officers, managers, employees, or other Representatives or any direct, indirect, or beneficial owners of the foregoing, is or has been a foreign official as defined under the FCPA (including any employee of a state-owned or state-controlled entity, business, or corporation).

Section 4.11        Absence of Certain Developments. Since the Latest Balance Sheet Date to and including the date of this Agreement, except in connection with the authorization, preparation, negotiation, execution or performance of this Agreement and the consummation of the transactions contemplated hereby, or as set forth on Schedule 4.11, the Company (a) has operated in all material respects in the ordinary course of business (b) has not suffered or continued to suffer a Material Adverse Effect and (c) has not taken any action or omitted to take any action that, if taken or omitted to be taken after the date hereof, would require the consent of the Purchaser pursuant to Section 6.5.

Section 4.12        Compliance with Law.

(a)               The Company is not in, has not been in for a period of five (5) years prior to the Closing Date, and has no Liability in respect of any, violation of, and no event has occurred or circumstance exists that (with or without notice or lapse of time) would constitute or result in a violation by the Company of, or failure on the part of the Company to comply with, in any respect, or any Liability suffered or incurred by the Company in respect of any violation of or noncompliance with, any Laws, including but not limited to any Regulatory Laws, and no Proceeding is pending, or to the Knowledge of the Sellers, threatened, alleging any such violation or noncompliance. The Company is not subject to any written agreement with any Governmental Entity or any Order specifically naming it that (i) restricts its authority to conduct its business as otherwise permitted by applicable Law or (ii) requires it to take, or refrain from taking, any action relating to the conduct of its business otherwise permitted by applicable Law.

(b)               The Company has all Permits necessary under applicable Law, including but not limited to registrations with the CFTC and the NFA, to permit the Company to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company as presently conducted, and (i) each of the Permits is in full force and effect, (ii) the Company is in compliance in all material respects with the terms, provisions and conditions thereof, (iii) there are no outstanding material violations, notices of noncompliance, Orders or Proceedings adversely affecting any of the Permits, and (iv) no condition (including the execution of this Agreement and the consummation of the transactions contemplated hereby) exists and no event has occurred which (whether with or without notice, lapse of time or the occurrence of any other event) would reasonably be expected to result in a material default, suspension or revocation of any of the Permits other than by expiration of the term set forth therein. Schedule 4.12(b) sets forth a true and complete list of all such Permits, and the holder thereof for use by the Company, and the Sellers have made available to the Purchaser copies of all such Permits. The Company has made all filings and paid all fees and duties, in each case, necessary to maintain such Permits.

Section 4.13        Title to Properties.

(a)               The Company does not own (and has never owned) any real property. Schedule 4.13(a) hereto includes a true and complete list of (i) all Contracts (and all amendments, modifications, supplements, renewals, extensions and guarantees related thereto) under which the Company leases, subleases or has agreed to lease or sublease, any real property as a lessee or sublessee thereof (such Contracts, together with all amendments, modifications, supplements, renewals, exhibits, schedules, extensions and guarantees related thereto, are hereby referred to individually as a “Real Property Lease” and collectively, as the “Real Property Leases”) and (ii) the street address of the real property that is leased pursuant to each Real Property Lease (each, a “Leased Real Property” and collectively, the “Leased Real Properties”). The Sellers have made available to the Purchaser true and complete copies of all Real Property Leases. No Person other than the Company has any option or right to terminate any of the Real Property Leases other than as expressly set forth in such Real Property Leases.

(b)               Except as set forth on Schedule 4.13(b)(i), the Company (i) owns good, valid and marketable title, free and clear of all Liens (other than Permitted Liens), to all of its tangible Assets, and (ii) is not obligated under any Contract, or subject to any restriction, that presently impairs, has impaired, or might in the future impair the Company’s right, title or interest in or to any of its tangible Assets necessary for the conduct of the business as presently conducted. The Company owns, leases under valid leases or has use of and/or valid access under valid agreements (including the Leased Real Properties) to all facilities, machinery, equipment and other tangible Assets. With respect to the property and Assets it leases (including the Leased Real Properties), the Company is in compliance in all material respects with such leases (including the Real Property Leases) and holds a valid and enforceable leasehold interest therein, free of any Liens, other than to the lessors of such property or Assets or Permitted Liens. Schedule 4.13(b) hereto includes a true and complete list of all subleases under which the Company subleases or has agreed to sublease, any real property as a sublessor thereof (together with all amendments, modifications, supplements, renewals, exhibits, schedules, extensions and guarantees related thereto, are hereby referred to individually as a “Real Property Sublease” and collectively, as the “Real Property Subleases”).   The Sellers have made available to the Purchaser true and complete copies of all Real Property Subleases.  There is no default (or event or circumstance which, with the giving of notice or lapse of time or both, would constitute such a default) by the Company under any Real Property Sublease or, to the Company’s Knowledge, the sublessee under any such Real Property Sublease. Other than the sublessees pursuant to the Real Property Subleases, there are no parties physically occupying or using any portion of any of the Leased Real Properties nor do any other parties have the right to physically occupy or use any portion of the Leased Real Properties, in each case, other than the Company. All improvements on each Leased Real Property constructed by or on behalf of the Company (if any) were constructed, to the Knowledge of the Sellers, in compliance in all material respects with applicable laws, ordinances and regulations affecting such Leased Real Property.

(c)               There is no pending or written threat of or, to the Knowledge of Seller, oral threat of, condemnation or similar action affecting any Leased Real Property.

Section 4.14        Tax Matters.

(a)               The Company has duly filed when due all Tax Returns required by applicable Law to be filed and all such Tax Returns were true and complete as of the time of such filing.

(b)               All Taxes due and payable by the Company (whether or not shown on any Tax Return) have been paid.

(c)               Schedule 4.14(c) sets forth each jurisdiction in which the Company is subject to income or similar Taxes.

(d)               No deficiencies or adjustments for any Taxes have been proposed, asserted or assessed in writing against the Company, except for deficiencies or adjustments which have been fully satisfied by payment, settled or withdrawn, in each case with no Liability for the Company, and there is no Proceeding, audit or claim now pending against, or with respect to, the Company in respect of any Tax or assessment, nor is any Proceeding for additional Tax or assessment asserted by any Tax authority.

(e)               No claim has been made by any Tax authority in a jurisdiction where the Company has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction, nor, to the Knowledge of the Seller, is any such assertion threatened. The Company does not conduct a trade or business, have a permanent establishment (within the meaning of an applicable Tax treaty), operate or conduct business through any branch, or is otherwise subject to taxation in any country other than the country of its formation.

(f)                The Company has never been a member of an affiliated group filing a consolidated, joint, unitary or combined Tax Return. The Company is not a party to any Contract, providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters. The Company does not have any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of state, local or foreign Tax law), or as a transferee or successor, or by Contract or otherwise.

(g)               The Company has withheld and paid all Taxes required to be withheld in connection with any amounts paid or owing to any employee, former employee, creditor, independent contractor, member, or other third party, and the Company has complied with all reporting and record keeping requirements.

(h)               Except as set forth on Schedule 4.14(h), there is no outstanding request for any extension of time within which to pay any Taxes or file any Tax Returns, there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of the Company, and no ruling with respect to Taxes has been requested by or on behalf of the Company.

(i)                 There are no Liens for Taxes upon any Assets of the Company other than Permitted Liens.

(j)                 The Company has not participated in a “reportable transaction” required to be disclosed pursuant to Treasury Regulations Section 1.6011-4(b) or any predecessor thereof.

(k)               Since its formation until July 1, 2018, the Company has been treated as a partnership and, thereafter, the Company has been treated as a corporation for U.S federal, state and local Tax purposes.

(l)                 The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code, and no positions have been taken that have required a disclosure of a substantial underpayment of federal income tax within the meaning of Section 6662 of the Code.

(m)             The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of membership interests intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(n)               The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) advanced or prepaid amount received, or deferred revenue accrued, on or prior to the Closing Date.

(o)               The Company has collected all material sales and use Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Tax authorities, or has been made available properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by applicable Law.

(p)               Except as set forth on Schedule 4.14(p), the Company has not applied for, or received, any relief from Taxes or other Tax benefit under any COVID-19 Law, including, claiming any Tax credit or electing to defer the payment of any Tax pursuant to a COVID-19 Law.

Section 4.15        Intellectual Property.

(a)               Schedule 4.15(a) contains a true and complete list of all Patents, registered or applied for Marks, registered Copyrights, domain name registrations and social media handles included in the Owned Intellectual Property (the “Owned Intellectual Property Registrations”), and all material Proprietary Software and other material proprietary datasets or databases owned by the Company, listing for each such item, as applicable, (i) the identity of the current assignee or record owner, (ii) the date and jurisdictions in which such item has been issued or registered or in which each such application for issuance or registration of such item has been filed, (iii) the registration or application number, and (iv) current status. The Owned Intellectual Property Registrations are subsisting, valid and enforceable. The Company is current in the payment of all registration, maintenance and renewal fees with respect to the Owned Intellectual Property Registrations.

(b)               The Company exclusively owns all right, title and interest in and to the Owned Intellectual Property and has valid and enforceable licenses to use the Licensed Intellectual Property. The Owned Intellectual Property and the Licensed Intellectual Property (collectively, the “Company Intellectual Property”) constitute all of the Intellectual Property used in, held for use in, currently under development for or necessary for the operation of the business of the Company.

(c)               None of the Owned Intellectual Property is subject to any outstanding Order or Contract restricting or otherwise limiting the use, validity, enforceability, scope, disposition or exploitation thereof by the Company or any right, title or interest of the Company with respect thereto (other than non-exclusive licenses granted in the ordinary course of business consistent with past practice).

(d)               There have been no pending or, to the Knowledge of the Company, threatened Proceedings with respect to: (i) the ownership, use, scope, validity or enforceability of any Owned Intellectual Property; (ii) the ownership, licensing or use by the Company of any other Person’s Intellectual Property; (iii) any actual or potential infringement, dilution, misappropriation or other violation of any Owned Intellectual Property; or (iv) any actual or potential infringement, dilution, misappropriation or other violation of any other Person’s Intellectual Property by the Company. The Company has not sent to or received from any other Person any charge, complaint, claim, demand, notice or other communication in connection with clauses (i) to (iv) of the immediately preceding sentence.

(e)               Neither the Company nor the conduct of the Company’s business has, during the prior six year period, infringed, diluted, misappropriated or otherwise violated or is infringing, diluting, misappropriating or otherwise violating any other Person’s Intellectual Property; provided that the foregoing representation is made to the Knowledge of the Company with respect to Patents. To the Knowledge of the Company, no third Person has infringed, diluted, misappropriated or otherwise violated or is infringing, diluting, misappropriating or otherwise violating any Owned Intellectual Property.

(f)                The Company has taken commercially reasonable steps to protect the confidentiality of any material Trade Secrets included in (i) the Owned Intellectual Property or (ii) the Licensed Intellectual Property (collectively, “Company Trade Secrets”). No Company Trade Secrets have been disclosed by the Company to any Person other than pursuant to a valid and enforceable written agreement restricting the disclosure and use of Company Trade Secrets, which, to the Knowledge of the Company, have not been breached.

(g)               Each current and former director, officer, employee, consultant or contractor of the Company that has contributed to the creation, invention, modification, or improvement of any Intellectual Property for or on behalf of the Company, in whole or in part, has signed a valid and enforceable written agreement pursuant to which all right, title and interest in and to such Intellectual Property have been irrevocably and unconditionally assigned to the Company.

(h)               The Company is in possession of, and has exclusive control over, the source code for all Proprietary Software. The Company has not provided access to any source code to any Proprietary Software to any Person (other than its employees, consultants and contractors involved in the development or maintenance thereof who are subject to written, valid and enforceable obligations of confidentiality with respect thereto), and no Person has asserted any right to access the same. The Company is not a party to any Contract (i) requiring the deposit of any proprietary source code with an escrow agent or escrow service, (ii) requiring the sharing or disclosure of any proprietary source code with any Person, or (iii) granting to any Person a license, option or right with respect to any proprietary source code. To the Knowledge of the Company, there has been no unauthorized theft, reverse engineering, decompiling, disassembling or other unauthorized disclosure of or access to any source code to any Proprietary Software.

(i)                 Schedule 4.15(i) lists all Open Source Software (in source or object code form) embedded or incorporated in, linked to or otherwise used by any Proprietary Software. None of the Proprietary Software that is licensed or made available in any manner by the Company to any Person uses, incorporates or is based upon any Open Source Software that: (i) conditions the use or distribution of any such Proprietary Software on the disclosure of any source code for any portion of such Proprietary Software; (ii) conditions the use or distribution of such Proprietary Software on the granting to any Person of (1) the right to make derivative works or other modifications to such Proprietary Software or portions thereof (other than such portions that are the Open Source Software themselves) or (2) a license under such Proprietary Software or any rights or immunities under any Owned Intellectual Property; (iii) conditions the use or distribution of any Proprietary Software on such Proprietary Software being made subject to the terms and conditions of any Open Source Software license; (iv) requires such Proprietary Software to be made available to any Person; or (v) otherwise imposes an obligation on the Company to distribute any such Proprietary Software on a royalty-free basis. The Company is and has been in compliance with the terms and conditions of all licenses for such Open Source Software. The Company has not received a written notice or request from any Person to disclose, distribute or license any Proprietary Software pursuant to an Open Source Software license, or alleging noncompliance with any Open Source Software license.

(j)                 Schedule 4.15(j) sets forth a true and complete list of each Contract pursuant to which the Company has deposited, or is required to deposit, source code for any Proprietary Software with any escrow agent or other Person. Except as set forth in Schedule 4.15(j), neither the Company nor an escrow agent or any Person acting on behalf of the Company has disclosed or delivered to any other Person, or permitted the disclosure or delivery of, any source code for any Proprietary Software. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the disclosure or delivery by the Company, or any Person acting on behalf of the Company, of any such source code. No Person will be entitled to obtain possession or access to such source code, in whole or in part, as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

(k)               No Proprietary Software or, to the Knowledge of the Company, IT Assets contain any (i) virus, “trojan horse”, worm or other software routines, hardware or systems designed to permit unauthorized access or to disable, erase or otherwise harm software, information technology systems or data, (ii) back door, time bomb, drop dead device or other software routine designed to disable a computer program automatically with the passage of time or under the positive control of a person other than the user of the program or (iii) other malicious code that is intended to disrupt or disable any software or any information technology systems used in connection therewith.

(l)                 The IT Assets (i) operate and perform in all material respects in accordance with their documentation and functional specifications, (ii) have not malfunctioned or failed in a manner that resulted in significant or chronic disruptions to the operation of the business of the Company, and (iii) are sufficient in all material respects for the conduct of the Company’s business as conducted on the date of this Agreement. The Company has implemented and maintains commercially reasonable security, data backup, disaster recovery and business continuity plans, procedures and facilities. The Company has taken commercially reasonable measures, consistent with current industry standards, to protect the confidentiality, integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, and to the Knowledge of the Company, there has been no such unauthorized use, access, interruption, modification or corruption. The Company uses commercially reasonable methods (including passwords) to ensure the correct identity of the users of its databases, systems, networks and internet sites and the correct identity of its customers, and uses commercially reasonable encryption (or equivalent) technology to protect the security and integrity of transactions executed through its IT Assets.

Section 4.16        Insurance.

(a)               Schedule 4.16(a) sets forth a true and complete list of all fidelity bonds, letters of credit, cash collateral, performance bonds and bid bonds issued to or in respect of the Company (collectively, the “Bonds”) and all policies of title insurance, liability and casualty insurance, property insurance, auto insurance, business interruption insurance, tenant’s insurance, workers’ compensation, life insurance, disability insurance, excess or umbrella insurance and any other type of insurance insuring the properties, Assets, employees and/or operations of the Company (collectively, the “Policies”). The Sellers have made available to the Purchaser copies of all such Policies and Bonds. All premiums payable under all such Policies and Bonds have been paid timely and the Company have materially complied with the terms and conditions of all such Policies and Bonds.

(b)               All such Policies and Bonds are in full force and effect and have not been (and will not be) in any way affected by or terminated or lapsed by reason of the consummation of the transactions contemplated by this Agreement. The Company is not in default under any provisions of the Policies or Bonds, and there is no claim by the Company or any other Person pending under any of the Policies or Bonds as to which coverage has been questioned, denied or disputed by the underwriters or issuers of such Policies or Bonds. The Company has not received any written notice from or on behalf of any insurance carrier or other issuer issuing such Policies or Bonds that insurance rates or other annual premiums or fees in effect as of the date hereof will hereafter be substantially increased (except to the extent that insurance rates or other fees may be increased for all similarly situated risks), that there will be a non-renewal, cancellation or increase in a deductible (or an increase in premiums in order to maintain an existing deductible) of any of the Policies or Bonds in effect as of the date hereof. To the Knowledge of the Sellers, the Policies and Bonds maintained by the Company are adequate in accordance with industry standards and are otherwise sufficient for purposes of, any currently applicable Law, rule, or regulation of any Governmental Entity, including any Environmental and Safety Requirements.

Section 4.17        Litigation. Except as set forth on Schedule 4.17, there is no, and in the last five (5) years there has been no, material Proceeding pending or, to the Knowledge of the Sellers, threatened by or against, or affecting the Assets of, the Company or any of its predecessors or, to the Knowledge of the Sellers, against any officer, manager, equityholder, employee or agent of the Company in their capacity as such or relating to their employment services or relationship with the Company, and the Company is not bound by any Order. Except as set forth on Schedule 4.17, the Company does not have any Proceeding pending against any Governmental Entity or other Person. The Company has not been engaged in a dispute with any customer which, either individually or in the aggregate, has adversely affected or would be reasonably likely to materially and adversely affect the Company’s operations. To the Knowledge of the Sellers, there is no basis for any Person to assert a claim against the Company based upon the Sellers or the Company entering into this Agreement or the other Transaction Documents or the consummation of the transactions contemplated by this Agreement or the other Transaction Documents.

Section 4.18        Bank Accounts. Schedule 4.18 sets forth all of the bank accounts of the Company, together with the authorized signatories for such accounts.

Section 4.19        Material Customers, Introducing Brokers and Suppliers. Schedule 4.19 sets forth the: (i) five (5) largest customers of the Company by revenue (the “Material Customers”), (ii) five (5) largest introducing brokers of the Company by revenue generated by the accounts referred by such brokers to the Company (the “Material Introducing Brokers”) and (iii) the ten (10) largest vendors of the Company by expense (the “Material Vendors”), in each case for the 12-month period ended December 31, 2021 and 6-month period ended June 30, 2022. Except as set forth on Schedule 4.19, no such Material Customer, Material Introducing Broker or Material Vendor has terminated or adversely changed its relationship with the Company nor has the Company received written notification that any such Material Customer, Material Introducing Broker or Material Vendor intends to terminate or adversely change such relationship. The Company has not granted, or currently owes, any material credit, rebate or other sales terms to any customer, including with respect to any most-favored nation provision. There are no pending or threatened disputes between the Company, on the one hand, and any Material Customer, Material Introducing Broker or Material Vendor, on the other hand, that (i) would reasonably be expected to adversely affect the relationship between the Company and any Material Customer, Material Introducing Broker or Material Vendor or (ii) would reasonably be expected to adversely affect the Company.

Section 4.20        Labor Matters.

(a)               The Company is not a party to or otherwise bound by any collective bargaining agreement, contract or other agreement with a labor union, works council or similar employee or labor organization applicable to any Company Service Provider and, to the Knowledge of the Sellers, there are no activities or proceedings of any labor union, works council or similar employee or labor organization to organize any such Company Service Providers. Additionally, (i) there is no unfair labor practice charge or complaint pending before any applicable Governmental Entity relating to the Company or any Company Service Provider thereof; (ii) there is no labor strike, material slowdown, material dispute or material work stoppage or lockout pending or, to the Knowledge of the Sellers, threatened against or affecting the Company, and the Company has not experienced any strike, material slowdown or material work stoppage, lockout or other collective labor action by or with respect to any Company Service Providers; (iii) there is no representation claim or petition pending before any applicable Governmental Entity; and (iv) there are no charges with respect to or relating to the Company pending before any applicable Governmental Entity responsible for the prevention of unlawful employment practices.

(b)               The Company is and has been in compliance in all material respects with all applicable Laws relating to Company Service Providers and employment or engagement of labor, including all applicable Laws relating to wages, hours, overtime, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees and independent contractors, and the collection and payment of withholding and/or social security Taxes. The Company has met in all material respects all requirements required by Law or regulation relating to the employment of foreign citizens, including all requirements of Form I-9 Employment Verification, and the Company does not currently employ, and has never employed, any Person who was not permitted to work in the jurisdiction in which such Person was employed.

(c)               The Company has complied in all material respects with all Laws that could require overtime to be paid to any Company Service Provider of the Company, and no Person has ever brought or, to the Knowledge of the Sellers, threatened to bring a claim for unpaid compensation or employee benefits, including overtime amounts.

(d)               Any Company Service Provider who is not treated as an employee for federal income tax purposes by the Company is not an employee under applicable Laws or for any purpose, including, without limitation, for Tax withholding purposes or Plan purposes, and the Company does not have any Liability by reason of any Company Service Provider, in any capacity, being improperly excluded from participating in any Plan. Each employee of the Company has been properly classified by the Company as “exempt” or “non-exempt” under applicable Law.

(e)               To the Knowledge of the Sellers, no current Company Service Provider is bound by any contract (including licenses, covenants or commitments of any nature) or subject to any judgment, decree or order of any Governmental Entity that would materially interfere with the use of such Person’s best efforts to promote the interests of the Company or that would materially conflict with the Company’s business as currently conducted.

(f)                The Company is not delinquent in payment to any Company Service Providers for any wages, fees, salaries, commissions, bonuses, or other direct compensation for service performed by them or amounts required to be reimbursed to such Company Service Providers or in payments owed upon any termination of such Person’s employment or service.

(g)               To the Knowledge of the Sellers, no current Company Service Provider, or any group of Company Service Providers either intends to terminate his, her or their employment or engagement with the Company, and the Company does not have a present intention to terminate the employment of any of the foregoing.

(h)               The employment of all Persons and officers employed by the Company is terminable at will without any penalty or severance obligation of any kind on the part of the employer. All sums due for employee compensation and benefits and all vacation time owing to any employees of the Company have been duly and adequately accrued on the accounting records of the Company, as applicable.

(i)                 During the past five (5) years, (i) no allegations of workplace sexual harassment or illegal retaliation or discrimination have been made known to the Company, initiated, filed or, to the Knowledge of the Sellers, threatened against the Company or any Company Service Provider (ii) to the Knowledge of the Company, no incidents of any such workplace sexual harassment or illegal retaliation or discrimination have occurred, and (iii) the Company has not entered into any settlement agreement related to allegations of sexual harassment or illegal retaliation or discrimination by any of Company Service Provider.

Section 4.21        Employee Benefits.

(a)               Schedule 4.21(a) contains a true and complete list of all Plans. With respect to each Plan, the Sellers have made available to Purchaser or its counsel a true and complete copy, to the extent applicable, of: (i) each writing constituting a part of such Plan and all amendments thereto, including all plan documents, material employee communications, benefit schedules, trust agreements, and insurance contracts and other funding vehicles, and a written description of any material unwritten Plan; (ii) the most recent annual report and accompanying schedules; (iii) the current summary plan description and any summaries of material modifications thereto; (iv) the most recent annual financial and actuarial reports; (v) the most recent determination or opinion letter received by the Company from the IRS regarding the tax-qualified status of such Plan, and (vi) the most recent written results of all required compliance testing and (vii) copies of any material correspondence with the IRS, Department of Labor or other Governmental Entity. There has been no amendment to, announcement by the Company relating to any Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. The Company may amend or terminate any Plan (other than any Plan that is an individual agreement or arrangement with a Company Service Provider (including an individual award or similar participation agreement under a Plan) that requires the Company Service Provider’s consent of such amendment or termination) at any time without incurring any Liability thereunder other than in respect of claims incurred prior to such amendment or termination and the customary costs of implementing such amendment or termination.

(b)               No Plan is, and neither the Company nor any ERISA Affiliate of the Company have ever sponsored, established, maintained, contributed to or been required to contribute to, or in any way has any liability (whether on account of an ERISA Affiliate or otherwise), directly or indirectly, with respect to any plan that is (i) subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code or a “defined benefit” plan within the meaning of Section 414(j) of the Code or Section 3(35) of ERISA (whether or not subject thereto), (ii) a Multiemployer Plan, (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (v) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code. Neither the Company nor any ERISA Affiliate has withdrawn at any time within the preceding six years from any Multiemployer Plan, or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Company.

(c)               No event has occurred and no condition exists that would subject the Company by reason of its affiliation with any ERISA Affiliate to any (i) Tax, penalty, fine, (ii) Lien, or (iii) other Liability imposed by ERISA, the Code or other applicable Laws, in each case, in respect of any employee benefit plan maintained, sponsored, contributed to, or required to be contributed to by any ERISA Affiliate (other than the Company).

(d)               With respect to each Plan that is intended to qualify under Section 401(a) of the Code, such Plan, and its related trust, is and has at all times since its adoption been so qualified and has received a current determination letter (or is the subject of a current opinion letter in the case of any prototype plan) from the IRS on which the Company can rely that it is so qualified and that its trust is exempt from Tax under Section 501(a) of the Code, and nothing has occurred with respect to the operation of any such plan which could reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material Liability, penalty or Tax under ERISA or the Code. No membership interests or other securities issued by the Company forms or has formed any part of the assets of any Plan that is intended to qualify under Section 401(a) of the Code.

(e)               There are no pending or, to the Knowledge of the Sellers, threatened actions, claims or lawsuits against or relating to the Plans, the assets of any of the trusts under such Plans or the plan sponsor or the plan administrator, or against any fiduciary of the Plans with respect to the operation of such Plans (other than routine benefits claims). Neither the Company nor, to the Knowledge of the Sellers, any “party in interest” or “disqualified person” with respect to a Plan has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA. To the Knowledge of the Sellers, no fiduciary (within the meaning of Section 3(21) of ERISA) has breached any fiduciary duty with respect to a Plan or otherwise has any liability in connection with acts taken (or the failure to act) with respect to the administration or investment of the assets of any Plan. No Plan is presently under audit or examination (nor has written notice been received of a potential audit or examination) by any Governmental Entity.

(f)                Each Plan (and each related trust, insurance contract or fund) has been established, administered and funded in accordance with its express terms, and in compliance in all material respects with all applicable Laws, including ERISA and the Code. All payments required to be made by the Company under, or with respect to, any Plan (including all contributions, distributions, reimbursements, premium payments or intercompany charges) with respect to all prior periods have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been properly accrued and fully reflected in the most recent consolidated balance sheet prior to the date hereof, in each case in accordance with the provisions of each of the Plans, applicable law and GAAP.

(g)               None of the Plans provide, and the Company has no current or potential obligation to provide, medical, health, life or other welfare benefits after the termination of a Company Service Provider’s employment or engagement, as applicable, except as may be required by Section 4980B of the Code and Section 601 of ERISA, any other applicable Law or at the sole expense of the participant or the participant’s beneficiary. No Plan that provides group health benefits is a self-insured arrangement by the Company or funded through a trust and no event has occurred and to the Knowledge of the Sellers, no condition exists that could reasonably be expected to result in a material increase in the premium costs of any Plans that are fully-insured. The Company has not incurred (whether or not assessed), or is reasonably expected to incur or to be subject to, any Tax or other penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code.

(h)               Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any Company Service Provider or with respect to any Plan; (ii) increase any benefits otherwise payable under any Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits, or the forgiveness of indebtedness of any Company Service Provider; or (iv) result in an obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under any Plan. No Person is entitled to receive any additional payment (including any Tax gross-up or other payment) from the Company as a result of the imposition of the excise Taxes required by Section 4999 of the Code or any Taxes required by Section 409A of the Code.

(i)                 Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) result in any payment or benefit (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that would, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(j)                 Each Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is in documentary compliance with, and has been administered in compliance with Section 409A of the Code and applicable guidance thereunder and no amount under such Plan is or has been subject to the interest and additional Tax set forth under Section 409A(a)(1)(B) of the Code.

(k)               Each Plan that is subject to the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (the “Affordable Care Act”) has been established, maintained and administered in compliance with the requirements of the Affordable Care Act, including all notice and coverage requirements, and the Company and each ERISA Affiliate offer minimum essential health coverage, satisfying the affordability and minimum value requirements, to their full time employees (as defined by the Affordable Care Act) sufficient to prevent liability for assessable payments under Section 4980H of the Code. The Company has not attempted to maintain the grandfathered heath plan status under the Affordable Care Act of any Plan.

(l)                 No Plan covers any Company Service Providers residing or working outside of the United States.

Section 4.22        Environmental and Safety. The Company is, and for a period of five (5) years prior to the Closing Date has been, in compliance in all material respects with all, and has not received any written notice alleging or otherwise relating to any violation of any, Environmental and Safety Requirements (which compliance includes, but is not limited to, the possession of all Permits required or necessary under all Environmental and Safety Requirements, and compliance with the terms and conditions thereof), and there are no Proceedings pending or, to the Knowledge of the Sellers, threatened against the Company alleging any failure to so comply or involving any of its past operations or any real property used by the Company. The Company has not received any written notice or report with respect to it or its facilities regarding any (i) actual or alleged violation of Environmental and Safety Requirements, or (ii) actual or potential Liability arising under Environmental and Safety Requirements, including any investigatory, remedial or corrective obligation. The Company has not expressly assumed or undertaken any Liability of any other Person under any Environmental and Safety Requirements. The Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance, or owned or operated any real property in a manner that has given rise to Liabilities pursuant to any Environmental and Safety Requirement, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damage or attorney fees, or any investigative, corrective or remedial obligations, and Hazardous Materials are not present at, on, in or under any property currently or, to the Knowledge of the Sellers, formerly owned or leased by the Company, or, to the Knowledge of the Sellers, at any other location, in a condition or under circumstances that would reasonably be expected to result in Liability to the Company as a result of any Environmental Law. The Sellers have made available to Purchaser complete and correct copies of all material environmental reports, compliance audits, health and safety audits and inspections, site assessments, notices of violation, written complaints or written claims relating to the Company and any properties currently or formerly owned, leased, or operated by the Company, in each case which are in their possession or under their reasonable control and related to compliance with or Liability under Environmental and Safety Requirements and Permits. The Company is not required by any Environmental and Safety Requirement, as a result of the transactions set forth herein and contemplated hereby, (i) to perform a site assessment for Hazardous Materials, (ii) to remove or remediate Hazardous Materials, or (iii) to give notice to or receive approval from any Governmental Entity pursuant to Environmental Laws.

Section 4.23        Related Party Transactions.

(a)               Schedule 4.23(a) sets forth a true and complete list of the following: (i) each Contract entered into between the Company, on the one hand, and any current or former Affiliate, equityholder or employee of the Company, including the Sellers and their Affiliates and other members of their respective immediate families, on the other hand (collectively, “Related Parties”), (ii) all indebtedness (for monies actually borrowed or lent) owed during the twelve (12) month period ended on the date hereof by any current or former Related Party, and (iii) to the Knowledge of the Sellers, each direct or indirect ownership interest (other than non-affiliated holdings in publicly held companies) in any Person which is a present competitor, supplier or customer of the Company held during the twelve (12) month period ended on the date hereof by any Related Party.

(b)               No such Person described in Section 4.23(a)(iii) in whom a Related Party has or had a direct or indirect ownership interest receives or has received income from any source other than the Company which should properly accrue, or should properly have accrued, to the Company.

(c)               No Related Party is a guarantor or is otherwise liable for any Liability (including indebtedness) of the Company.

(d)               No Related Party has been a manager or officer of, or has had any direct or indirect interest in, any firm, corporation, association or business enterprise which during such period has been a supplier, customer or sales agent of the Company or has competed with or been engaged in any business of the kind being conducted by the Company.

Section 4.24        Managers and Officers. Schedule 4.24 lists all of the managers and officers of the Company.

Section 4.25        Material Contracts. Schedule 4.25 sets forth a true and complete list of each Contract to which the Company is a party or otherwise relating to, or affecting, any of its Assets (each, a “Material Contract”) that falls within the following categories:

(a)               collective bargaining agreement, labor contract or other Contract or written agreement with any labor union, collective bargaining agent, industrial organization or any employee organization or association or contract, agreement or arrangement with a professional employer organization or other contract, agreement or arrangement providing for co-employment of employees of the Company;

(b)               any Contract that provides for a payment, benefit or accelerated vesting, upon the execution of this Agreement or the Closing or in connection with any of the transactions contemplated by this Agreement or the other Transaction Documents;

(c)               any Contract relating to Indebtedness or to the mortgaging, pledging or otherwise placing a Lien on any Asset or group of Assets of the Company, including all Contracts under which the Company is obligated to repay or has guaranteed any outstanding Indebtedness;

(d)               any Contract under which the Company is the lessee, holder or operator of any real or personal property owned by any other Person;

(e)               any Contract under which the Company is the lessor of or permits any third Person to hold or operate any real or personal property owned or controlled by the Company;

(f)               any Contract (i) pursuant to which the Company grants any right or license to Owned Intellectual Property to any Person (excluding non-exclusive licenses granted to customers pursuant to the Company’s standard form of customer contract in the ordinary course of business consistent with past practice), (ii) pursuant to which the Company obtains the right to use any Licensed Intellectual Property (excluding licenses for commercial off the shelf computer software or software-enabled services for which the Company pays less than $50,000 on an annual basis), (iii) that contains any covenant not to sue, pre-rights declaration or other consent with respect to any Company Intellectual Property, or (iv) that constitutes a concurrent use agreement, settlement agreement or co-existence agreement with respect to any Company Intellectual Property rights;

(g)               any Contract with a Material Customer;

(h)               any Contract with any introducing broker;

(i)                 any Contract with a Material Vendor;

(j)                 all Contracts (i) that limit or purport to limit the ability of the Company to compete in any line of business or industry or with any Person or in any geographic area or during any period of time, (ii) that limit or purport to limit the ability of the Company to solicit, engage or hire any Person, (iii) that contain exclusivity obligations, (iv) contain “most favored nations” provisions or any type of special discount rights or similar provisions, (v) impose minimum purchase or other similar volume requirements on the Company, or (vi) that contain any right of first negotiation, right of first refusal or similar right to any other Person;

(k)               any Contract with any Affiliate of the Company or any Seller or any Related Party;

(l)                 all Contracts that form a joint venture, partnership, licensing arrangement or other arrangement sharing profits or proprietary information;

(m)             any Contract providing for indemnification by the Company of any Person, except as entered into in the ordinary course of business consistent with past practice;

(n)               any Contract with a designated contract market or designated clearing organization;

(o)               any Contract pursuant to which the Company provides brokerage and / or clearing services on behalf of a customer for the purchase or sale of commodity interests;

(p)               any Contract involving Governmental Entities; and

(q)               any Contract (i) relating to the acquisition (by merger, purchase of equity or assets or otherwise) of any operating business, material assets or capital stock of any other Person, (ii) for the sale of any of the Assets (other than in the ordinary course of business of the Company) or (iii) for the grant to any Person of any preferential rights to purchase any of the Assets;

(r)                any Contract involving any resolution or settlement of any actual or threatened litigation that contains any ongoing obligations or exposures that are material to the Company (excluding confidentiality obligations); and

(s)               any other Contract material to the business of the Company.

Each Material Contract (A) is valid, binding and enforceable against the Company and, to the Knowledge of the Sellers, against each other party thereto, in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights and general principles of equity, and (B) is in full force and effect, and the Company has performed all obligations, including the timely making of any rental or other payments, required to be performed by it under, and is not in default under or breach of, any Material Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. Each other party to each Material Contract has performed all obligations required to be performed by it under, including the timely making of any payments, and is not in default under or breach of, any Material Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. There has been made available to the Purchaser (x) a true and complete copy of each of the Material Contracts required to be listed on Schedule 4.25, together with all amendments, waivers or other changes thereto, and (y) a complete description of all oral Contracts to which the Company is a party or by which any of its Assets may be bound.

Section 4.26        Sufficiency of Assets. Except as set forth on Schedule 4.26, the Company has good and valid title to, or an adequate leasehold interest in, all of the properties, Assets and Permits that are used in the business of the Company free and clear of all Liens. Immediately after giving effect to the Closing, the Assets, Permits and properties of the Company will be sufficient to enable the Company to continue to conduct its business in all material respects as it was conducted prior to the Closing, including as conducted by the Sellers. No Related Party owns or has any rights in or to any of the Assets, Permits, properties or rights used by the Company in the ordinary course of its business.

Section 4.27        Brokers. There are no claims, and will not be any claims for brokerage commissions or finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement made by or on behalf of the Sellers, the Company or any of their respective Affiliates other than with respect to the fee payable to the Broker pursuant to Section 6.15.

Section 4.28        Privacy and Data Security.

(a)               The Company materially complies with, and has at all times materially complied with, all Data Protection Requirements.

(b)              The Company has not received any subpoenas, demands or other notices from any Governmental Entity investigating, inquiring into or otherwise relating to any actual or potential violation of any Data Protection Law and, to the Knowledge of the Sellers, the Company is not under investigation by any Governmental Entity for any actual or potential violation of any Data Protection Law. No notice, complaint, claim, enforcement action or litigation of any kind has been served on, or initiated against, the Company under any Data Protection Requirement.

(c)               The Company has taken commercially reasonable steps, compliant with applicable Data Protection Requirements, designed to protect (i) the operation, confidentiality, integrity and security of the Company’s software, systems, and websites that are involved in the collection and/or processing of Personal Data, and (ii) Personal Data in the Company’s possession and/or control from unauthorized use, access, disclosure and modification.

(d)               The Company has not experienced any failures, crashes, security breaches, unauthorized access, use or disclosure, or other adverse events or incidents related to Personal Data that would require notification of individuals, law enforcement, or any Governmental Entity or any remedial action under any applicable Data Protection Requirement.

Section 4.29        COVID-19 Matters.

(a)               Except as set forth on Schedule 4.28, the Company has not (i) sought benefits or relief under any COVID-19 Laws or any COVID-19-related Orders, including obtaining any loans under the “Paycheck Protection Program” or (ii) applied for or received any relief from Taxes or other Tax benefit under any COVID-19 Law, including claiming an employee retention credit or deferring any amount of employer or employee payroll Taxes.

(b)              The Company is, and at all times since adoption was, in compliance in all material respects with any and all (i) “stay-at-home,” “shelter-in-place,” or “safer at home” Orders or similar Orders issued by any Governmental Entity applicable to any location in which the Company operates and (ii) COVID-19 Laws, in each case as the Company has reasonably interpreted and understood such Orders and COVID-19 Laws.

(c)               The Company has not implemented, and has no present plans to implement, any reductions in hours, furloughs, or salary reductions in connection with COVID-19 that would (i) cause any employees currently classified as “exempt” under applicable federal and state law to lose such “exempt” status, or (ii) cause any employee’s compensation to fall below the applicable federal, state, or local minimum wage.

Section 4.30        Disclosure. Except for the representations and warranties of the Sellers expressly set forth in this Article III or Article IV (including the related portions of the Sellers Disclosure Schedule) and in the Transaction Documents, no Seller has made or makes any other representation or warranty, either written or oral, with respect to any Seller or the transactions contemplated by this Agreement or any Transaction Document.

Article V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Except as set forth in the section of the Purchaser Disclosure Schedules that specifically relates to such section of this Article V, the Purchaser represents and warrants to the Sellers as of the date hereof and as of the Closing Date as follows:

Section 5.1            Organization; Good Standing; Qualification and Power. The Purchaser is duly organized, validly existing and in good standing under the Laws of the State of Delaware, has all requisite corporate power to own, lease and operate its Assets and to carry on its business as presently being conducted, and is qualified to do business and in good standing in every jurisdiction in which the operation of the business of the Purchaser requires it to be so qualified.

Section 5.2            Authorization. The Purchaser has the requisite corporate power and authority to enter into this Agreement and each other Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each other Transaction Document to which it is a party, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby by the Purchaser have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been, and each other Transaction Document to which it is a party will be, duly executed and delivered by the Purchaser and, assuming this Agreement or such Transaction Document constitutes the valid and binding obligation of each of the other parties hereto and thereto, as applicable, constitutes the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms except as limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability affecting enforcement of creditors’ rights generally and (b) Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

Section 5.3            Non-contravention. The execution, delivery and performance of this Agreement and any other Transaction Document to which Purchaser will be a party, by the Purchaser and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof do not and will not (a) result in a violation or breach of any provision of any Law or Order to which the Purchaser or any of its Affiliates or any of the Purchaser’s assets are subject, (b) result in a violation or breach of any provision of the Fundamental Documents of the Purchaser or any Affiliate of the Purchaser, or (c) violate, conflict with, result in a breach of, constitute (with due notice or lapse of time or both) a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, require any consent, notice or other action by any person under, or otherwise give rise to any Liability under, any material Contract, lease, loan agreement, mortgage, security agreement, trust indenture or other material agreement or instrument to which the Purchaser or any of its Affiliates is a party or by which any of them is bound or to which any of the respective properties or Assets of the Purchaser is subject other than any agreement or instrument which is related to the Brevet Loan Consent; except with respect to clauses (a) and (c) as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Purchaser.

Section 5.4            Compliance with Law. The Purchaser is in compliance in all material respects with the requirements of all Laws and all Orders applicable to it or to its properties. The Purchaser has, and at all times has had, full power and authority and all Permits necessary to carry on the business in which it is engaged and to own, lease and use the properties owned, leased and used by it.

Section 5.5            Financing. As of the Closing Date, Purchaser will have sufficient funds for the payment of the cash portion of the Aggregate Consideration and for the performance of its obligations with respect to the transactions contemplated hereby.

Section 5.6            MIH Common Stock.

(a)               The MIH Common Stock, to the extent issued to the Sellers as Equity Consideration in accordance with the terms of this Agreement, will be, at the time of issuance, duly authorized, validly issued, fully paid and nonassessable and free and clear of all encumbrances, other than restrictions on transfer imposed under applicable federal and state securities Laws and pursuant to Purchaser’s Fundamental Documents. The issuance of the MIH Common Stock pursuant to this Agreement will not be subject to any preemptive rights, rights of first offer, anti-dilution provisions or similar rights.

(b)              Assuming the accuracy of the representations set forth in ARTICLE III, the MIH Common Stock, to the extent issued to the Sellers as Equity Consideration in accordance with the terms of this Agreement, will be issued in compliance with an exemption from the registration and prospectus delivery requirements of the Securities Act pursuant to Regulation D thereunder and the equivalent state “blue sky” laws.

Section 5.7            Litigation. There are no complaints, charges, Claims, Proceedings, Orders or investigations pending or, to the Knowledge of Purchaser, threatened relating to or affecting the ability of the Purchaser to enter into this Agreement and to consummate the Transactions, and, to the Knowledge of Purchaser, no facts exist that would form a reasonable basis for any such complaint, charge, Claim, Proceeding, Order or investigation.

Section 5.8            Brokers or Finders. Except as set forth on Schedule 5.8, no broker, finder, financial advisor, investment banker or other Person other than the Broker is entitled to any brokerage, finder’s or other fee or commission or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement made by or on behalf of the Purchaser.

Section 5.9            Solvency. Immediately after giving effect to the transactions contemplated hereby, the Company will be able to pay their respective debts as they become due and will own property which has a fair value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent Liabilities). Immediately after giving effect to the transactions, the Purchaser and the Company will have adequate capital to pay the Final Cash Purchase Price and to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of the Purchaser or the Company.

Section 5.10        Disclosure. Except for the representations and warranties of the Purchaser expressly set forth in this Article V and in the Transaction Documents, the Purchaser has made or makes any other representation or warranty, either written or oral, with respect to the Purchaser or the transactions contemplated by this Agreement or any Transaction Document.

Article VI
COVENANTS

Section 6.1            Non-Competition; Non-Solicitation and Interference.

(a)               Each Seller acknowledges and agrees that (A) the agreements and covenants contained in this Section 6.1 are (i) reasonable and valid in geographical and temporal scope and in all other respects, and (ii) essential to protect the value of the Company and (B) each Seller has obtained knowledge, contacts, know-how, training and experience and there is a substantial probability that such knowledge, know-how, contacts, training and experience could be used to the substantial advantage of a competitor of the Company and to the substantial detriment of the Company. Each Seller also acknowledges that the Purchaser has agreed to purchase the Interests in reliance on the covenants made by the Sellers in this Section 6.1, and that the Purchaser would not have agreed to purchase the Interests in the absence of the covenants made by the Sellers in this Section 6.1. Therefore, each Seller agrees that, during the Restricted Period, such Seller shall not, and shall cause its Affiliates not to, directly or indirectly, individually or jointly, own any interest in, operate, join, control or participate as a partner, director, principal, officer, or agent of, enter into the employment of, act as a consultant to, or perform any services for, any Person (other than any of the Company, Purchaser or any of its Affiliates), that engages in any Competitive Activities anywhere in the world. Each of the Sellers further agrees that, during the Restricted Period, such Seller shall not, and shall cause its Affiliates not to, directly or indirectly, for its, his or her own account or for the account of any other Person, engage in Interfering Activities. Notwithstanding anything herein to the contrary, this Section 6.1(a) shall not prevent any Seller from acquiring as an investment securities representing not more than two percent (2%) of the voting securities of any corporation where such securities are listed on a national stock exchange.

(b)               If any court of competent jurisdiction shall at any time deem the duration or the geographic scope of any of the provisions of this Section 6.1 unenforceable, the other provisions of this Section 6.1 shall nevertheless stand and the duration and/or geographic scope set forth herein shall be deemed to be the longest period and/or greatest size permissible by Law under the circumstances, and the parties hereto agree that such court shall reduce the time period and/or geographic scope to permissible duration or size.

(c)               Without limiting the remedies available to the Purchaser, each Seller acknowledges that a breach of any of the covenants contained in this Section 6.1 could result in material irreparable injury to the Purchaser and its Subsidiaries (including, following the Closing Date, the Company) for which there is no adequate remedy at Law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, in addition to any other remedy available at Law or equity (including monetary damages), the Purchaser and its Subsidiaries (including, following the Closing Date, the Company) shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach hereof, restraining such Seller from engaging in activities prohibited by this Section 6.1 or such other relief as may be required specifically to enforce any of the covenants in this Section 6.1. Notwithstanding any other provision to the contrary, the Restricted Period shall be tolled during any period of which a court found Sellers to actually be in violation of any of the covenants in Section 6.1(a) hereof (which shall be reduced if a later appeal reverses such decision).

Section 6.2            Confidential Information.

(a)               Each Seller shall not and shall cause its Affiliates not to, directly or indirectly and during the Restricted Period, disclose to any Person or use any information not in the public domain or generally known in the industry, in any form, whether acquired prior to or after the Closing Date, relating to the business and operations of the Purchaser or any of its Subsidiaries (including, following the Closing Date, the Company), including information regarding customers, vendors, suppliers, trade secrets, training programs, manuals or materials, technical information, contracts, systems, procedures, mailing lists, know-how, trade names, improvements, price lists, financial or other data (including the revenues, costs or profits associated with any of the Company’s products or services), business plans, code books, invoices and other financial statements, computer programs, software systems, databases, discs and printouts, plans (business, technical or otherwise), customer and industry lists, correspondence, internal reports, personnel files, sales and advertising material, telephone numbers, names, addresses or any other compilation of information, written or unwritten, which is or was used in the business of the Purchaser, the Company or any of their respective Affiliates; provided, that, for the avoidance of doubt, this Section 6.2 shall not restrict the use of Confidential Information solely in connection with the performance by any Seller or Affiliate of such Seller of its obligations to the Company pursuant to the Employment Agreements or the Consulting Agreement. If this Agreement is, for any reason, terminated prior to the Closing Date, the provisions of this Section 6.2 shall nonetheless continue in full force and effect.

(b)               From and after the Closing Date, that certain Confidentiality and Non-Disclosure Agreement, entered into as of February 7, 2022, by and between the Purchaser and the Company shall terminate and be of no force and effect.

Section 6.3            Transfer Taxes. All state and local transfer, sales, excise, value-added, stamp and use or other similar taxes applicable to, or imposed upon, the transfer of the Interests (collectively, “Transfer Taxes”) shall be borne fifty percent (50%) by the Sellers and fifty percent (50%) by the Purchaser. The Sellers will prepare and timely file, or will cause to be prepared and timely filed, all necessary Tax Returns and other required documentation relating to the Transfer Taxes, and, to the extent reasonably requested by the Sellers, the Purchaser shall cooperate in the preparation, execution and filing of any such Tax Returns and other required documentation.

Section 6.4            Tax Matters.

(a)               The Purchaser and the Sellers will cooperate fully as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any Proceeding with respect to Taxes imposed on or with respect to the Assets or operations of the Company. Such cooperation will include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Sellers further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on the Purchaser, the Company. Notwithstanding anything in this Agreement to the contrary, Purchaser shall only be required to provide Tax information relating exclusively to the Company for Tax periods that ended on or prior to the Closing Date.

(b)               After the date of this Agreement, the Company shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for the Company that are filed on or before the Closing Date. Tax Returns described in this Section 6.4(b) shall be prepared in a manner consistent with past practices employed with respect to the Company except as otherwise required by applicable Law.

(c)               Purchaser shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for the Company that are filed after the Closing Date for any Pre-Closing Tax Period to the extent not filed prior to Closing and any Tax Returns of the Company relating to Straddle Periods. Purchaser shall provide the Sellers with a copy of such Tax Returns that are income or other material Tax Returns (each a “Seller Reviewed Tax Return”) at least thirty (30) days prior to the due date for filing of any Seller Reviewed Tax Returns (after taking into account any applicable extensions or waivers) (the “Due Date”). The Sellers shall provide Purchaser with its comments to such Seller Reviewed Tax Returns, if any, at least fifteen (15) days prior to the Due Date, and any reasonable comments provided by Sellers that relate to a Pre-Closing Tax Period shall be incorporated into such Seller Reviewed Tax Returns except that Purchaser shall be entitled to reject any comment required under applicable Law. If the amount of Taxes shown to be due on any Tax Returns prepared pursuant to this Section 6.4(c) that is allocable to the Pre-Closing Taxable Period (determined in accordance with Section 6.4(d) hereof) exceeds the amount of Taxes included in the final calculation of Indebtedness with respect to such Tax Returns, the Sellers shall at the election of the Purchaser (i) pay such excess to the Purchaser pro rata based on their respective Pro Rata Share, or (ii) cause the Sellers to deliver, together with the Purchaser, joint written instructions required under the terms of the Escrow Agreement for the Escrow Agent to pay such excess from the Indemnity Escrow Account to the Purchaser (to the extent the Due Date of any such Tax Returns is on or before the Indemnity Escrow Release Date), in each case, three (3) Business Days before the Due Date for filing any such Tax Returns.

(d)               For purposes of this Agreement, in the case of any Tax (or Tax refund or credit) imposed with respect to a Straddle Period, the portion of such Tax (or Tax refund or credit) that is allocable to the portion of such Straddle Period ending on the Closing Date shall (i) in the case of any Taxes other than income Taxes and Taxes based on receipts, sales or payments and other similar Taxes (or refunds of any such Taxes), be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any income Taxes and Taxes based on receipts, sales or payments and other similar Taxes (or refunds of any such Taxes), be deemed equal to the amount which would be payable if the relevant Straddle Period of the Company (and any partnership in which the Company is a partner, if any,) ended on and included the Closing Date, provided that all permitted allowances, credits, exemptions and deductions that are normally computed on the basis of an entire year period (such as depreciation and amortization deductions) shall accrue on a daily basis and shall be allocated between the pre-Closing portion of the Straddle Period and the post-Closing portion of the Straddle Period in proportion to the number of days in each such period.

Section 6.5            Conduct of Business Prior to the Closing.

(a)               From the date hereof until the Closing, except as otherwise expressly required by this Agreement or consented to in writing by the Purchaser, the Company shall, and the Sellers shall cause the Company to: (a) conduct the business of the Company in the ordinary course of business consistent with past practice and applicable Law, including but not limited to in compliance with the Regulatory Laws; (b) maintain all required Permits; and (c) use commercially reasonable efforts to maintain and preserve intact the current organization and business of the Company and to preserve the rights, goodwill and relationships of its employees, customers and others having business relationships with the Company.

(b)               Without limitation of the foregoing, and except as set forth on Schedule 6.5(b), without the prior written consent of the Purchaser, between the date hereof and the Closing Date, the Company shall not, and the Sellers shall cause the Company not to, except as required by the terms of this Agreement, directly or indirectly:

(i)                effect any merger, consolidation, redemption, recapitalization, reclassification, stock split or other change in its capitalization or issue, sell or grant options, warrants or rights to purchase or subscribe to, enter into any arrangement or Contract with respect to the issuance or sale of, or redeem or repurchase any Interests;

(ii)               amend or restate the Fundamental Documents of the Company, or take any action with respect to any such amendment or restatement;

(iii)               forgive, cancel or compromise any indebtedness or claim owing to the Company, or waive or release any right of material value in respect of the Company;

(iv)              incur any additional Indebtedness or assume, guarantee, endorse or otherwise become liable or responsible for any such Indebtedness of another Person;

(v)               acquire or agree to acquire by merging or consolidating with, by purchasing the stock or equity of, or by purchasing a portion of the assets of, or by any other manner, directly or indirectly, all or part of any Person or business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof;

(vi)               adopt a plan of liquidation, dissolution, merger, consolidation or other reorganization;

(vii)             sell, assign, transfer, convey, lease, license, allow to lapse, or otherwise dispose of or create, incur, encumber or subject to (or allow to become subject to) any Lien on any of the Company’s properties, rights, securities or Assets, including any capital asset or related capital assets;

(viii)            make or agree to make any material capital expenditures outside of the ordinary course of business consistent with past practice;

(ix)              make any material change to its accounting methods, principles or practices or to the Financial Statements or to the working capital policies applicable to the Company, except as required by GAAP;

(x)               institute, settle, waive or release any Proceeding or Claim;

(xi)               declare, set aside or pay any non-cash dividend or distribution;

(xii)              amend, modify, accelerate or terminate any Material Contract or Real Property Lease (or enter into any Contract that would be a Material Contract or Real Property Lease if in effect as of the date hereof);

(xiii)             except as required by applicable Law, make or change any Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company for any period ending after the Closing Date;

(xiv)             other than as required by a Plan set forth in Section 4.21(a) or as explicitly contemplated hereunder, (i) increase the compensation or benefits of any Company Service Provider, (ii) accelerate the vesting or payment of any compensation or benefits of any Company Service Provider, (iii) enter into, amend or terminate any Plan (or any plan, program, agreement or arrangement that would be a Plan if in effect on the date hereof) or grant, amend or terminate any awards thereunder, (iv) fund any payments or benefits that are payable or to be provided under any Plan, (v) terminate without “cause” (as determined consistent with past practice) any Company Service Provider or implement any furlough or other significant changes to work schedules, (vi) hire or engage any new Company Service Provider, (vii) make or forgive any loan to any Company Service Provider (other than advancement of expenses in the ordinary course of business consistent with past practices), (viii) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar employee or labor organization (or enter into negotiations to do any of the foregoing), (ix) recognize or certify any labor union, works council, bargaining representative, or any other similar organization as the bargaining representative for any Company Service Provider, or (x) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any Company Service Provider; or

(xv)              agree or commit to do any of the foregoing.

Section 6.6            Access to Information. From the date hereof until the Closing, the Sellers shall cause the Company to (a) afford the Purchaser reasonable access to and the right to inspect all of its properties, assets, premises, books and records; and (b) furnish the Purchaser with such financial, operating and other data and information related to the Company as the Purchaser may reasonably request.

Section 6.7            Public Announcements. No press release, other public announcement or public securities filing related to this Agreement or the transactions contemplated hereby shall be issued or made by any party hereto concerning this Agreement or the transactions contemplated hereby without the prior written approval of the Purchaser and a representative of the Seller, unless required by Law (in the reasonable opinion of outside counsel), in which case each party shall have the right to review and comment on such press release, announcement, communication or filing prior to the issuance, distribution or publication thereof.

Section 6.8            Consents & Notices. Prior to the Closing, the Sellers and the Company shall use commercially reasonable efforts to deliver all notices to, make all filings or submissions with, and obtain all consents or approvals from, all third parties that are described on Schedule 4.4. Prior to the Closing, the Company shall have prepared the notice required by CFTC Regulation 1.12(l). Purchaser shall be able to review and comment on such notice and the Company will incorporate any comments provided by Purchaser in good faith. Purchaser shall submit such notice no later than 24 hours following the Closing via Winjammer to the CFTC, the NFA and the SRO.

Section 6.9            Policies and Procedures. Prior to the Closing, the Company shall have prepared and implemented policies and procedures reasonably designed to preclude it from marketing, advertising or promoting the products or services of any affiliated DCM. The Company shall provide such policies and procedures prior to its implementation to Purchaser for its review and comment and the Company will incorporate any comments provided by Purchaser in good faith.

Section 6.10        Seller Arrangements.

(a)               Except as set forth in Schedule 6.10(a), immediately prior to the Closing, Seller shall, and shall cause its Affiliates to, terminate, effective as of immediately prior to the Closing, any Contract between the Company and any Related Party, with no liability to (or obligation of) the Company from and after Closing.

(b)               Except as set forth in Schedule 6.10(b), immediately prior to the Closing, all receivables, payables and loans between Seller or any of its Affiliates (other than the Company) or any other Related Party, on the one hand, and the Company, on the other hand, shall be settled, paid, capitalized, distributed or, to the extent permitted by Law, otherwise terminated or cancelled, with no liability to (or obligation of) the Company from and after Closing.

(c)               If at any time after the Closing, Seller or its Affiliates or any Related Party holds or receives any Assets, Contracts or Permits used in the business of the Company, the Sellers shall transfer (or cause to be transferred) such Assets, Contracts and Permits (as the case may be) to the Company (or such other Person designated by Purchaser), without further consideration from the Purchaser or the Company. Without limiting the generality of the foregoing, Sellers shall use their reasonable best efforts to obtain any consents or approvals required to transfer any such Assets, Contracts or Permits to the Company. In the event that any that any consent or approval in respect of the transfer of any such Asset, Contract or Permit cannot be obtained (after the exercise of reasonable best efforts to obtain such consent or approval), then after the Closing, to the extent permitted by Law, Sellers shall use their reasonable best efforts, at their sole cost and expense, to (i) provide to the Company (or such other Person designated by Purchaser) the benefits of the applicable Asset, Contract or Permit, (ii) cooperate in any reasonable and lawful arrangement designed to provide such benefits to the Company (or such other Person designated by Purchaser) and (iii) enforce, at the request of Purchaser and for the account of Purchaser any rights of the Sellers arising from any such Asset, Contract or Permit (including the right to elect to terminate such Contract or Permit in accordance with the terms thereof upon the request of Purchaser).

Section 6.11        Post-Closing Operations.

(a)               From and after the date hereof and until the two (2) year anniversary of the Closing Date, the Purchaser shall use reasonable best efforts to cause the Company to maintain all regulatory licenses, memberships and affiliations held prior to the Closing Date.

(b)               From and after the date hereof and until the four (4) year anniversary of the Closing Date, the Purchaser shall cause the Company to operate under a name which includes (but need not be limited to) “Dorman Trading” and shall not amend the Certificate of Formation of the Company to change the Company’s name in a way which would remove “Dorman Trading” from the Company’s name; provided, that notwithstanding the foregoing, the Purchaser shall be entitled to terminate any “doing business as” names which are currently in use by the Company.

Section 6.12        Negotiations. From and after the date hereof and until the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Section 8.1, the Company and the Sellers shall not, and shall cause any Persons acting on behalf of the Company or the Sellers not to, directly or indirectly, encourage, solicit, engage in discussions or negotiations with, or provide any information to, any Person or group of Persons (other than Purchaser or its respective representatives or designees) concerning the sale of any of the equity of the Company or any merger, sale of a material portion of the Company’s assets, purchase or sale of equity of the Company or similar transaction involving the Company or a material portion of its assets or any other transaction inconsistent with the transactions contemplated hereby.

Section 6.13        Section 280G. To the extent necessary to avoid the application of Section 280G of the Code and the Treasury regulations thereunder, as soon as reasonably practicable following the date of this Agreement, but in no event later than five (5) Business Days prior to the Closing Date, the Company shall (i) obtain waivers (in form and substance reasonably satisfactory to Purchaser) from each Person who has a right to any payments and/or benefits as a result of or in connection with the transactions contemplated by this Agreement that would reasonably be expected to constitute “parachute payments” within the meaning of Section 280G of the Code and as to which such Person waives his or her rights to some or all of such payments and/or benefits (the “Waived 280G Benefits”) applicable to such Person so that all remaining payments and/or benefits applicable to such Person shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code), and (ii) following the execution of the waivers described in clause (i), solicit the approval of the stockholders of the Company of any Waived 280G Benefits pursuant to a vote intended to meet the requirements of Section 280G(b)(5)(B) of the Code and the Treasury regulations thereunder, in a manner and with a disclosure document that shall be in form and substance reasonably satisfactory to Purchaser. At least five (5) Business Days prior to obtaining any waiver or soliciting stockholder approval, the Company shall provide Purchaser with copies of all Section 280G-related documents, including, without limitation, any Section 280G analysis prepared by the Company, the stockholder disclosure document, waivers and stockholder consents, for Purchaser’s review and approval (which approval shall not be unreasonably withheld or delayed) and shall accept all reasonable comments made thereto by Purchaser. Prior to the Closing Date, the Company shall deliver to Purchaser evidence that a vote of the stockholders of the Company was solicited in accordance with the foregoing provisions of this Section 6.13 and that either (A) the requisite number of votes were obtained with respect to the Waived 280G Benefits (the “Section 280G Approval”), or (B) that the Section 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits shall not be made or provided.

Section 6.14        Insurance Policies . Immediately prior to the Closing, the Sellers and the Company shall cause each of the life insurance policies held for the benefit of the Company in respect of Dennis Dorman and as set forth in Schedule 6.14 (the “Dorman Life Insurance Policies”) to reflect Dennis Dorman as the beneficiary and policy owner thereof, rather than the Company. Dennis Dorman shall thereafter be required to pay the premiums thereunder for fiscal year 2023 and thereafter in accordance with the applicable insurance policies. Notwithstanding anything to the contrary stated herein, the life insurance policies held for the benefit of the Company in respect of Robert Sheeren shall be retained for the benefit of the Company. Following the Closing, the Company shall not be under any obligation to renew and/or pay premiums in respect of such life insurance policies.

Section 6.15        Certain Post-Closing Payments. Purchaser agrees that immediately following the Closing, Purchaser shall pay an amount as agreed to with the Broker in full satisfaction of any and all amounts owed to it in connection with the Closing pursuant to an agreement entered into on or prior to the Closing Date which shall be in form and substance satisfactory to the Purchaser (such payment, the “Broker Fee”).

Article VII
CONDITIONS TO CLOSING

Section 7.1            Conditions to the Obligations of the Purchaser. The obligation of the Purchaser to effect the Closing is subject to the satisfaction (or waiver in writing by the Purchaser) as of the Closing of the following conditions:

(a)               Representations and Warranties. The representations and warranties of the Sellers set forth in Article III and Article IV shall be true as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (except to the extent they refer to another date, in which case they shall be true as though made on and as of such other date as may be qualified below); provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception or qualification in such representations and warranties relating to “material,” “materiality” or “Material Adverse Effect” (other than those set forth in Section 4.11(b)); provided, further, however, that for purposes of determining the satisfaction of this condition, such representations and warranties (other than the Seller Fundamental Representations, which shall be true in all respects) shall be deemed to be true in all respects unless the failure or failures of any such representations and warranties to be so true would, individually or in the aggregate, have a Material Adverse Effect. The Purchaser shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of the Company.

(b)               Covenants. The covenants and agreements of the Sellers and the Company set forth in this Agreement to be performed or complied with at or prior to the Closing shall have been duly performed or complied with in all material respects. The Purchaser shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of the Company.

(c)               Regulatory Compliance. The Company is in full compliance with all applicable Regulatory Laws, including any net capital requirements. The Purchaser shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of the Company.

(d)               No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect. The Purchaser shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of the Company.

(e)               Consents Required by Law. The Parties shall have obtained all notices, consents required by Law and all governmental and regulatory approvals, waivers or Permits required for consummation of the transactions contemplated hereby by the Parties, including the notices, consents, approvals, waivers or Permits set forth on Schedule 7.1(e).

(f)                Third Party Consents. The Sellers shall have obtained the approvals, consents, acknowledgments and amendments described in Schedule 7.1(f) in form and substance satisfactory to the Purchaser.

(g)               Lender Consent. The Purchaser shall have received the consent of FCS Advisors, LLC d/b/a Brevet Capital Advisors to the consummation of the transactions contemplated hereby (the “Brevet Loan Consent”).

(h)               Closing Deliverables. The Sellers shall have delivered to Purchaser all of the Closing deliverables set forth in Section 2.5.

(i)                 Injunctions or Restraining Orders. No injunction or restraining order shall have been issued by any Governmental Entity, and be in effect, which restrains or prohibits any transaction contemplated hereby.

Section 7.2            Conditions to the Obligations of the Sellers. The obligations of the Sellers to effect the Closing are subject to the satisfaction (or waiver in writing by the Sellers) as of the Closing of the following conditions:

(a)               Representations and Warranties. The representations and warranties of the Purchaser set forth in Article V shall be true as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (except to the extent they refer to another date, in which case they shall be true as though made on and as of such other date as may be qualified below); provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception or qualification in such representations and warranties relating to “material,” “materiality” or “material adverse effect”; provided, further, however, that for purposes of determining the satisfaction of this condition, such representations and warranties (other than those set forth in Section 5.1 and Section 5.2, which shall be true in all respects) shall be deemed to be true in all respects unless the failure or failures of any such representations and warranties to be so true would, individually or in the aggregate, have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated hereby. The Sellers shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of the Purchaser.

(b)               Covenants. The covenants and agreements of the Purchaser set forth in this Agreement to be performed or complied with at or prior to the Closing shall have been duly performed or complied with in all material respects. The Sellers shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of the Purchaser.

(c)               Injunctions or Restraining Orders. No injunction or restraining order shall have been issued by any Governmental Entity, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

Section 7.3            Mutual Condition.  The obligation of the parties hereto to effect the Closing is subject to the satisfaction (or waiver in writing by the parties hereto) as of the Closing of the condition set forth on Schedule 7.3.

Article VIII
TERMINATION

Section 8.1            Termination. This Agreement may be terminated at any time prior to the Closing:

(a)               by the mutual written consent of the Sellers and the Purchaser;

(b)               by the Purchaser by written notice to the Company if:

(i)                 the Purchaser is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company or the Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7.1 and such breach, inaccuracy or failure has not been cured by the Company or the Sellers within five (5) days of the Company’s or Sellers’ receipt of written notice of such breach from the Purchaser; or

(ii)              any of the conditions set forth in Section 7.1 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by December 31, 2022 (the “Outside Date”), unless such failure shall be due to the failure of the Purchaser to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(c)               by the Sellers by written notice to the Purchaser if:

(i)                 the Company and the Sellers are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Purchaser pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7.2 and such breach, inaccuracy or failure has not been cured by the Purchaser within five (5) days of the Purchaser’s receipt of written notice of such breach from the Sellers; or

(ii)              any of the conditions set forth in Section 7.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Outside Date, unless such failure shall be due to the failure of the Company or the Sellers to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by such Person prior to the Closing; or

(d)               by the Purchaser or the Sellers if there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or any Governmental Entity shall have issued an Order restraining or enjoining the transactions contemplated by this Agreement, and such Order shall have become final and non-appealable.

Section 8.2            Effect of Termination. In the event of the termination of this Agreement in accordance with this Article VIII, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)               this Section 8.2, and Article X hereof shall continue to survive; and

(b)               that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

Article IX
SURVIVAL AND INDEMNIFICATION

Section 9.1            Survival of Representations and Warranties.

(a)               Each of the representations and warranties made by the Sellers and the Purchaser in this Agreement and in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Closing for a period terminating on the date that is 12 months after the Closing Date, except that with respect to the representations and warranties in (i) Sections 3.1, 3.2, 3.3, 3.4(b), 3.8, 4.1, 4.2, 4.3(b), 4.5, 4.6, 4.26 and 4.27 (collectively, the “Seller Fundamental Representations”) and Sections 5.1, 5.2, 5.3(b) and 5.8 (collectively, the “Purchaser Fundamental Representations”), such representations and warranties shall survive the Closing for a period terminating on the date that is four years after the Closing Date, and (ii) Sections 4.14, 4.20 and 4.21 (the “Specified Representations”), such representations and warranties shall survive the Closing for a period terminating upon the expiration of the applicable statute of limitations; provided, however, with respect to claims asserted in a written notice pursuant to this Article IX before the expiration of the applicable representation or warranty, such representation and/or warranty shall instead survive until the date such claim is finally liquidated or otherwise resolved. The covenants and agreements of the Sellers and the Purchaser in this Agreement and in any schedule, instrument or other document delivered pursuant to this Agreement required to be performed prior to the Closing shall survive for a period of 12 months following the Closing. The covenants and agreements of the Sellers and the Purchaser in this Agreement and in any schedule, instrument or other document delivered pursuant to this Agreement required to be on or after the Closing shall survive in accordance with their respective terms.

Section 9.2            Indemnification by the Sellers.

(a)               From and after the Closing, each of the Sellers shall, jointly and severally, indemnify, defend and hold harmless the Purchaser, the Company and their respective Representatives, equity holders, successors and assigns (collectively, the “Purchaser Indemnified Parties”), from and against and save and hold each of them harmless from and against, and pay on behalf of or reimburse such Purchaser Indemnified Party for, any Loss which any such Purchaser Indemnified Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of:

(i)                 any misrepresentation, inaccuracy or breach of any representation or warranty set forth in Article IV of this Agreement (including the Disclosure Schedule) or any certificate, schedule, exhibit or annex other document furnished by a Seller in respect of the Company (and not such Seller) pursuant to this Agreement;

(ii)                any failure of the Company to perform or any breach of any covenant or agreement contained in this Agreement;

(iii)               any Indebtedness, Transaction Expenses or Pre-Closing Taxes of the Company;

(iv)              Any inaccuracy in or omission from the Allocation Certificate; or

(v)               Any matter set forth on Schedule 9.2(a)(v).

(b)               From and after the Closing, each of the Sellers shall, severally and not jointly, indemnify, defend and hold harmless the Purchaser Indemnified Parties, from and against and save and hold each of them harmless from and against, and pay on behalf of or reimburse such Purchaser Indemnified Party for, any Loss which any such Purchaser Indemnified Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of

(i)                 any misrepresentation, inaccuracy or breach of any representation or warranty of such Seller set forth in Article III of this Agreement (including the Disclosure Schedule) or any certificate, schedule, exhibit or annex or Transaction Document; or

(ii)              any failure of such Seller to perform or any breach of any covenant or agreement contained in this Agreement.

(c)               The aggregate Liability of the Sellers in respect of any Loss for which the Sellers indemnify the Purchaser Indemnified Parties pursuant to Section 9.2(a)(i) or Section 9.2(b)(i) shall not exceed the Indemnity Cap; provided, however, the limitations set forth in this sentence shall not apply (i) to any Loss suffered by the Purchaser Indemnified Parties with respect to breaches of the Seller Fundamental Representations or Specified Representations and (ii) in the event of fraud, willful breach or intentional misrepresentation. With respect to clause (i) of the previous sentence, the maximum amount recoverable by the Purchaser Indemnified Parties shall be an amount equal to the Aggregate Consideration.

(d)               The Sellers shall have no Liability in respect of any Loss for which the Sellers shall indemnify a Purchaser Indemnified Party pursuant to Section 9.2(a)(i) or Section 9.2(b)(i), unless and until the amount that would otherwise be recoverable from the Sellers in respect of any such Loss, when aggregated with any other amounts so recoverable from the Sellers pursuant to this Article IX, exceeds $50,000 (the “Threshold Amount”), and in the event the aggregate amount of any such Losses exceeds the Threshold Amount, the Sellers shall be liable for the aggregate amount of any such Losses over the Threshold Amount; provided, however, such limitation shall not apply (x) to any Loss suffered by the Purchaser Indemnified Parties with respect to breaches of the Seller Fundamental Representations or Specified Representations and (y) in the event of fraud, willful breach or intentional misrepresentation.

Section 9.3            Indemnification by the Purchaser.

(a)               From and after the Closing, the Purchaser shall indemnify, defend and hold harmless the Sellers and their respective officers, managers (or Persons in similar positions), members, partners, employees, stockholders, representatives, agents, Affiliates, successors and assigns (collectively, the “Seller Indemnified Parties”) from and against and save and hold each of them harmless from and against, and pay on behalf of or reimburse such Seller Indemnified Party for, any Loss which any such Seller Indemnified Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of:

(i)                 any misrepresentation or breach of a representation or warranty of the Purchaser set forth in Article V of this Agreement or any certificate, schedule, exhibit or annex or other document furnished by the Purchaser pursuant to this Agreement; or

(ii)              any failure of the Purchaser to perform or any breach of any covenant or agreement contained in this Agreement.

(b)               All indemnification rights pursuant to this Section 9.3 shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, regardless of any investigation, inquiry or examination made for or on behalf of, or any Knowledge of, the Sellers and/or any of the other Seller Indemnified Parties or the acceptance by the Sellers of any certificate or opinion.

(c)               The aggregate Liability of the Purchaser in respect of any Loss for which the Purchaser indemnifies the Seller Indemnified Parties pursuant to Section 9.3(a)(i) shall not exceed the Indemnity Cap; provided, however, the limitations set forth in this sentence shall not apply (i) to any Loss suffered by the Seller Indemnified Parties with respect to breaches of the Purchaser Fundamental Representations and (ii) in the event of fraud, willful breach or intentional misrepresentation. With respect to clause (i) of the previous sentence, the maximum amount recoverable by the Seller Indemnified Parties shall be an amount equal to the Aggregate Consideration.

(d)               The Purchaser shall have no Liability in respect of any Loss for which the Purchaser shall indemnify a Seller Indemnified Party pursuant to Section 9.3(a)(i), unless and until the amount that would otherwise be recoverable from the Purchaser in respect of any such Loss, when aggregated with any other amounts so recoverable from the Purchaser pursuant to this Article IX, exceeds the Threshold Amount, and in the event the aggregate amount of any such Losses exceeds the Threshold Amount, the Purchaser shall be liable for the aggregate amount of any such Losses over the Threshold Amount; provided, however, such limitation shall not apply (x) to any Loss suffered by the Seller Indemnified Parties with respect to breaches of the Purchaser Fundamental Representations and (y) in the event of fraud, willful breach or intentional misrepresentation.

Section 9.4            Claim Procedures.

(a)               Each Person entitled to indemnification under this Article IX (each an “Indemnified Party”) agrees that after it becomes aware of facts giving rise to a claim by it for indemnification pursuant to this Article IX, such Indemnified Party shall assert its claim for indemnification under this Article IX (each, a “Claim”) by providing in accordance with Section 9.6 a written notice (a “Claim Notice”) to the Person required to provide indemnification protection under this Article IX (each, an “Indemnifying Party”) specifying, in reasonable detail, the nature and basis for such Claim (including identifying the relevant provisions of this Agreement upon which such Claim is based), the amount of Losses associated therewith (or a reasonable estimate thereof) and the method of computation of such Losses. Notwithstanding the foregoing, an Indemnified Party’s failure to send or delay in sending a Claim Notice will not relieve the Indemnifying Party from Liability hereunder with respect to such Claim except to the extent and only to the extent the Indemnifying Party is materially prejudiced by such failure or delay.

(b)               If any Proceeding is begun, made or instituted by a third party as a result of which an Indemnifying Party may become obligated to an Indemnified Party hereunder, such Indemnified Party shall give a Claim Notice to the Indemnifying Party. The Indemnifying Party agrees to defend, contest or otherwise protect the Indemnified Party against any Proceeding at its sole cost and expense. Subject to the below, the Indemnified Party shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of the Indemnified Party’s choice and shall in any event cooperate with and assist the Indemnifying Party to the extent reasonably possible. If (i) the Indemnifying Party fails timely to defend, contest or otherwise protect against such Proceeding, (ii) the Indemnifying Party sends a reservation of rights in accordance with Section 9.6 as set forth in clause (A) below, (iii) the potential damages are greater than or equal to the potential liability of the Indemnifying Party hereunder with respect to such matter (iv) the Proceeding involves criminal liability or if equitable relief is sought against the Indemnified Party, (v) the Indemnified Party reasonably believes that such Claim could negatively impact the Indemnified Party’s business, relationships with customers, vendors or other third parties or future business prospects or (vi) the Indemnified Party has been advised by counsel of a conflict of interest between the Indemnifying Party and the Indemnified Party exists with respect to a Claim, then the Indemnified Party shall have the right to defend and contest such Proceeding, including the right to make any compromise or settlement thereof, and the Indemnified Party shall be entitled to recover the entire cost thereof from the Indemnifying Party, including reasonable attorneys’ fees, disbursements and amounts paid as the result of such Proceeding, and the Indemnifying Party shall be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Party. If the Indemnifying Party assumes the defense of any Proceeding, (A) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification, unless the Indemnifying Party delivers written notice in accordance with Section 9.6 to the Indemnified Party reserving the right to deny indemnification and/or defense of the Proceeding thereafter (in which case the Indemnified Party may assume the defense of such Proceeding unless such reservation of rights is withdrawn within thirty (30) days); (B) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party’s consent unless (i) there is no finding or admission of any violation of Law and no adverse effect as to any Indemnified Party on any other claims that may be made against the Indemnified Party, (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, and (iii) in the case of a Claim in respect of a Tax, the resolution of such Claim will not have an effect on the Tax Liability of the Indemnified Party in respect of periods after the Closing Date; and (C) the Indemnified Party will have no Liability with respect to any compromise or settlement of such claims effected without its consent.

Section 9.5            Treatment of Indemnification Payments; Right of Set-Off.

(a)               Any amounts payable under this Article IX shall for all purposes be treated by the Purchaser and the Sellers as an adjustment to the Aggregate Consideration.

(b)               Subject to the last sentence of this Section 9.5(b), the Sellers hereby acknowledge and agree that the Purchaser shall, in the following order satisfy any or all portion of a Claim for Losses under this Article IX by: (i) first, proceeding against the Indemnity Escrow Amount, in which case the Purchaser and the Sellers shall promptly (but in any event within five (5) Business Days following notice by the Purchaser) deliver a joint written instruction to the Escrow Agent to pay to the Purchaser all or a portion of such Claim by wire transfer of immediately available funds from the Indemnity Escrow Account to one (1) or more accounts of the Purchaser, and in such amounts, designated by the Purchaser to the Escrow Agent, (ii) second, a set-off in accordance with each Seller’s Pro Rata Share against the Revenue Contingent Share Amount, as applicable, and which would otherwise be payable pursuant to Section 2.3, in which case, the Purchaser shall provide the Sellers with a Setoff Notice in accordance with Section 9.5(c), and then immediately upon the delivery of the Setoff Notice, the Sellers will automatically and without further action forfeit any right to the Setoff Shares under Section 2.3 and the Revenue Contingent Share Amount shall be reduced by the Setoff Shares, or (iii) third, proceeding directly against the Sellers with respect to such Claim, in which case the Sellers shall promptly (but in any event within five (5) Business Days following notice by the Purchaser), pay to the Purchaser all or a portion of such Claim by wire transfer of immediately available funds to one (1) or more accounts of the Purchaser, and in such amounts, designated by the Purchaser to the Sellers. Notwithstanding anything to the contrary stated herein, with respect to any Claim made by Purchaser pursuant to Section 9.2(a)(i) or Section 9.2(b)(i), Purchaser shall first seek recovery against the Indemnity Escrow Account until the Indemnity Escrow Amount has been exhausted before seeking recovery by the other methods contemplated herein.

(c)               If the Purchaser elects to set off any Losses for any Claim pursuant to Section 9.5(b)(ii), the Purchaser shall, in addition to the procedures otherwise required by this Agreement, provide the Sellers (on behalf of the applicable Seller or Sellers) (such Seller, a “Setoff Seller”) with written notice of such election (each such notice, a “Setoff Notice”). Each Setoff Notice shall set forth the number of shares of MIH Common Stock to be set off against such Losses based on a price per share of MIH Common Stock equal to $13.00 per share (the “Setoff Shares”).

Section 9.6            Exclusions; Reimbursement. Any amounts actually recovered, other than with respect to amounts recovered pursuant to Sections 9.2 or 9.3, with respect to any matter by an Indemnified Party from insurance proceeds or Tax benefit actually realized in cash in the taxable year in which the Loss which forms the basis for the claim of indemnification by any Indemnified Party occurs shall reduce the indemnification obligations of the Sellers pursuant to Section 9.2(a) or the Purchaser pursuant to Section 9.3(a), with respect to any amounts sought for such matter by such amount actually recovered.

Section 9.7            Exclusive Remedy. Subject to Sections 6.1 and 10.11, from and after the Closing, other than in the case of fraud, willful breach or intentional misrepresentation, the sole and exclusive remedy for any breach or misrepresentation, or alleged breach or misrepresentation, of any representation or warranty or any covenant or agreement in this Agreement, shall be indemnification in accordance with this Article IX. For the avoidance of doubt, nothing in this Section 9.7 shall limit any Person’s right to seek and obtain any remedy to which any Person shall be entitled pursuant to Section 6.1, to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 10.11 or to seek any remedy on account of fraud, willful breach or intentional misrepresentation by any Person.

Section 9.8            Materiality. For purposes of determining whether there has been a breach of any representation or warranty contained in this Agreement, or the amount of any Loss related to a breach of any representation or warranty contained in this Agreement the representations and warranties contained in this Agreement shall be considered without regard to any “material,” “Material Adverse Effect” or similar qualifications contained therein except, in each such case, with respect to the representations and warranties contained in Section 4.11(b).

Section 9.9            Indemnity Escrow Account. On or promptly after the Indemnity Escrow Release Date (in no event later than five (5) Business Days thereafter), the Purchaser and the Sellers shall deliver a joint written instruction to the Escrow Agent to pay to each Seller in accordance such Seller’s Pro Rata Share the holder’s Pro Rata Share of the funds remaining in the Indemnity Escrow Account (if any), less any portion thereof that is subject to a pending claim pursuant to Section 2.6 or Article IX. Upon the final resolution of any such unresolved claim in respect of which amounts had been retained (to the extent not utilized to satisfy such unresolved claims), the Purchaser and the Sellers shall deliver a joint written instruction to the Escrow Agent to pay such retained amounts to each Seller based on such Seller’s Pro Rata Share in accordance with the preceding sentence.

Section 9.10        Other Limitations. No Indemnified Party shall make any claim for indemnification for Losses under this Agreement in respect of any matter to the extent such Losses were taken into account in the calculation of the Final Cash Purchase Price (as finally determined pursuant to Section 2.6) or would otherwise result in double recovery for any such Losses. Without limiting the foregoing, an Indemnified Party shall be entitled to recover for a Loss only once under this Article IX even if a Claim or Claims for indemnification in respect of such Loss has or have been made as a result of a breach of more than one representation, warranty or covenant contained in this Agreement. Other than in the case of fraud, willful breach or intentional misrepresentation, in no event shall any Indemnifying Party’s liability in respect of any Losses pursuant to a Claim made pursuant to Section 9.2(b)(i) exceed (i) such Indemnifying Party’s Pro Rata Share of such Loss or (ii) such Indemnifying Party’s Pro Rata Share of the Aggregate Consideration received by such Indemnifying Party.

Article X
MISCELLANEOUS

Section 10.1        No Third Party Beneficiaries. Except as expressly provided herein, this Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, personal representatives, heirs and estates, as the case may be.

Section 10.2        Expenses. Except as otherwise provided herein, each of the parties hereto shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby, including any legal and accounting fees, whether or not the transactions contemplated hereby are consummated; provided, however, that the costs and expenses incurred by the Company shall be deemed to be costs and expenses of the Sellers, unless included in Transaction Expenses. For the avoidance of doubt, neither the Purchaser nor the Company shall be responsible for any expenses of the Sellers in connection with this Agreement or the transactions contemplated hereby.

Section 10.3        Entire Agreement. This Agreement (including all Exhibits, Schedules and certificates referred to herein or delivered pursuant hereto), the Confidentiality Agreement and the other Transaction Documents constitute the entire agreement among the parties hereto and supersede any prior understandings, agreements or representations by or among such parties, written or oral, that may have related in any way to the subject matter of this Agreement, including any letter of intent dated as of or prior to the date hereof, among any of the Company, any of the Sellers and/or the Purchaser or its Affiliates.

Section 10.4        Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties hereto; provided, however, that the Purchaser may assign any of its rights and/or obligations under this Agreement to (a) any Affiliate of the Purchaser, (b) any Person who shall acquire substantially all of the Assets of the Purchaser or a majority in voting power of the capital stock or equity interests of the Purchaser (whether pursuant to a merger, consolidation, sale of equity interests or otherwise) and (c) any lender of the Purchaser (or any agent therefor) for security purposes and the assignment thereof by any such lender or agent to the Purchaser in connection with the exercise by any such lender or agent of all of its rights and remedies as a secured creditor with respect thereto.

Section 10.5        Counterparts. This Agreement may be executed in one or more counterparts (including by .pdf, e-signature or other electronic method), each of which shall be deemed to have been duly and validly executed and delivered and deemed to be an original, but all of which, together, shall constitute one and the same instrument.

Section 10.6        Notices. All notices, requests, demands, claims, and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by nationally recognized overnight courier (postage prepaid) or mailed by registered or certified mail (return receipt requested), postage prepaid to the parties hereto at the following respective addresses (or at such other address for any such party as shall be specified by like notice):

If to the Purchaser, to:

Miami International Holdings, Inc.

7 Roszel Road, Suite 1A

Princeton, NJ 08540

Barbara J. Comly, EVP and General Counsel

Phone: 609-897-7315

Email: bcomly@miami-holdings.com

with a copy to (which shall not constitute notice):

Gallagher, Briody & Butler

116 Village Blvd., Suite 310

Princeton, NJ 08540

Attn.:       Jonathan M. Grischuk

Phone:      609-452-6000

Email:      jgrischuk@gbblawyers.com

and

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attn:	James R. Burns
Laura L. Delanoy
Tej Prakash
Phone:	202-303 1241

212-728-8662

212-728-8505

E-Mail:	jburns@willkie.com
ldelanoy@willkie.com

tprakash@willkie.com

If to the Sellers, to:

Dorman Trading, LLC

141 W. Jackson Blvd., Suite 1900

Chicago, IL 60604

Attn: Dennis Dorman, Daniel Dorman and David Dorman

with a copy to (which shall not constitute notice):

Thompson Coburn LLP
55 E Monroe St, Suite 3700
Chicago, IL 60603
Attention: Richard Reibman, David J. Kaufman
Email: rreibman@thompsoncoburn.com; djkaufman@thompsoncoburn.com or to such other persons or at such other addresses as shall be made available by either party by like notice to the other, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed. No change in any of such addresses shall be effective insofar as notices under this Section 10.6 are concerned unless notice of such change shall have been given to such other party hereto as provided in this Section 10.6.

Section 10.7        Amendments and Waivers. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Purchaser and the Sellers. No waiver by any party hereto of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each party to this Agreement, whether or not such party has signed such amendment or waiver.

Section 10.8        Incorporation of Annexes, Disclosure Schedule, Purchaser Disclosure Schedule, Schedule and Exhibits. The annexes attached hereto, the Disclosure Schedules, the Purchaser Disclosure Schedules, the Schedules and the exhibits identified in this Agreement are incorporated herein by reference and made a part hereof. The Disclosure Schedules and the Purchaser Disclosure Schedules have been arranged for in separately numbered and lettered sections corresponding to sections and subsections of this Agreement; provided, however, that each section of the Disclosure Schedules or Purchaser Disclosure Schedules, as applicable, will be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedules or Purchaser Disclosure Schedules, as applicable, only to the extent the applicability of such disclosure to another section of the Disclosure Schedules or Purchaser Disclosure Schedules, as applicable, is readily apparent on the face of such disclosure. Capitalized terms used but not defined in the Schedules to this Agreement shall have the meanings ascribed to such terms as set forth in this Agreement.

Section 10.9        Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any such party.

Section 10.10    Independence of Representations and Warranties. All representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of or a breach of a representation and warranty hereunder.

Section 10.11    Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement, the Escrow Agreement or any other agreements contemplated hereby or thereby were not performed in accordance with the terms hereof and thereof. Accordingly, the parties agree that, in addition to all other remedies available to the parties at Law or in equity, each of them shall be entitled to injunctive relief to prevent breaches of the terms of this Agreement and the other Transaction Documents and to specific performance of the terms hereof and thereof.

Section 10.12    Further Assurances. Each party hereto shall use its commercially reasonable efforts to comply with all requirements imposed by this Agreement and the other Transaction Documents on such party and to cause the transactions contemplated herein (including the transfer of the Interests to the Purchaser) and therein to be consummated and shall, from time to time and without further consideration, either before or after the Closing, execute such further instruments and take such other actions as any other party hereto shall reasonably request in order to fulfill its obligations under this Agreement and the other Transaction Documents and to effectuate the purposes of this Agreement and the other Transaction Documents.

Section 10.13    Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 10.14    Governing Law. This Agreement will be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflicting provision or rule that would cause the Laws of any jurisdiction other than the State of Delaware to be applied. In furtherance of the foregoing, Laws of the State of Delaware will control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive Law of some other jurisdiction would ordinarily apply. All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in this Agreement) shall be governed by the Laws of the State of Delaware, without regard to its rules of conflict of Laws.

Section 10.15    Jurisdiction and Service of Process. Any suit, action or proceeding brought by any party hereto seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in any court, whether state or federal, located in the State of Delaware. Each party hereto hereby submits exclusively to the jurisdiction of any such court located in the State of Delaware having subject matter jurisdiction in any suit, action or proceeding brought by any other party hereto seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby. Each party hereto hereby irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party hereto anywhere in the world, whether within or without the jurisdiction of any such court, by sending notice to such party pursuant to Section 10.6. Without limiting the foregoing each party hereto hereby agrees that service of process on such party in accordance with the provisions of this Section 10.15 in respect of any such suit, action or proceeding shall be deemed effective service of process on such party.

Section 10.16    Waiver of Jury Trial. EACH OF THE PARTIES WAIVES THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS AGREEMENT IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

Section 10.17    Legal Representation. Recognizing that Thompson Coburn LLP (“TC”) has acted as legal counsel to the Sellers and the Company prior to the Closing, and that TC intends to act as legal counsel to the Sellers after the Closing, each of the Purchaser and the Company hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with TC representing the Sellers after the Closing as such representation may relate to the Purchaser, the Company or the transactions contemplated herein. In addition, the Purchaser agrees that all communications prior to the Closing among TC and the Sellers, its Affiliates or the Company that constitute attorney work product that in either case relate to the Transactions (collectively, the "Protected Information"), the attorney-client privilege, the expectation of client confidence, all attorney work product protections belong to the Sellers and may be controlled by the Sellers and shall not pass to or be claimed by the Purchaser or the Company. The Protected Information is the property of the Sellers, and from and after the Closing, neither the Company nor any Person purporting to act on behalf of or through the Company, will seek to obtain such communications or work product, whether by seeking a waiver of the attorney-client privilege or work product protection or through other means. Further, the Company shall not have access to any Protected Information, or to the files of TC relating to its engagement. Without limiting the generality of the foregoing, upon and after the Closing (a) the Sellers shall be the sole holders of the attorney-client privilege with respect to such engagement, and the Company shall not be a holder thereof, (b) to the extent that files of TC in respect of such engagement constitute property of the Sellers, only Sellers shall hold such property rights and (c) TC shall have no duty to reveal or disclose any such attorney-client communications or files to the Company by reason of any pre-Closing attorney-client relationship between TC and the Company. Notwithstanding the foregoing, in the event that after the Closing a dispute arises between Purchaser or any of its Affiliates (including the Company from and after the Closing) and a party other than the Sellers (or any Affiliate of the Sellers), then the Purchaser or any of its Affiliates (including the Company from and after the Closing) may assert the attorney-client privilege to prevent disclosure of confidential communications by TC to such third party; provided, however, that the Purchaser and any of its Affiliates (including the Company from and after the Closing) may not waive such privilege without the prior written consent of the Sellers (which may be withheld, conditioned or delayed in the sole discretion of the Sellers).

Section 10.18    Relationship of the Parties. This Agreement has been negotiated on an arm’s length basis between the parties hereto and is not intended to create a partnership, joint venture or agency relationship between the parties hereto.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PURCHASER

MIAMI INTERNATIONAL HOLDINGS, INC.

By:	/s/ Thomas Gallagher
Name:	Thomas Gallagher
Title:	Chairman and CEO

[Signature Page to Membership Interest Purchase Agreement]

THE COMPANY

DORMAN TRADING, LLC

By:	/s/ Dennis Dorman
Name:	Dennis Dorman
Title:	Manager

[Signature Page to Membership Interest Purchase Agreement]

SELLERS

/s/ Dennis Dorman
Dennis D. Dorman

DORMAN TRADING COMPANY I, INC.

By:	/s/ Daniel P. Dorman
Name:	Daniel P. Dorman
Title:	President

[Signature Page to Membership Interest Purchase Agreement]

Annex I

Employment Agreement Persons

1.	David Dorman
2.	Daniel Dorman
3.	Robert Sheeren

Annex II

Transaction Beneficiary Joinder Persons

1.	Daniel Dorman, in his individual capacity.
2.	Daniel Dorman and Allen Berg on behalf of the Daniel Dorman Family Irrevocable Trust.
3.	David Dorman, in his individual capacity.
4.	David Dorman and Allen Berg on behalf of the David Dorman Family Irrevocable Trust.
5.	Staci Greenfield, in her individual capacity.
6.	Staci Greenfield and Allen Berg on behalf of the Staci Greenfield Family Irrevocable Trust.